      The information contained herein is subject to amendment and completion.

                  SUBJECT TO COMPLETION, DATED MARCH 26, 1997
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 26, 1995

                                4,500,000 SHARES

                                  VORNADO LOGO
          SERIES A CONVERTIBLE PREFERRED SHARES OF BENEFICIAL INTEREST
                   (LIQUIDATION PREFERENCE $50.00 PER SHARE)
                          ---------------------------

    Dividends on the Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share ("Series A Preferred Shares"), will be cumulative from the date of original issue and will be payable quarterly, commencing July 1, 1997, in an amount equivalent to $ per annum per share. See "Description of Series A Preferred Shares--Dividends".

    Series A Preferred Shares are convertible at any time at the option of the holders thereof into common shares of beneficial interest, par value $0.04 per share ("Common Shares"), of the Company at an initial conversion price of $ per
Common Share (equivalent to a conversion rate of   Common Shares for each Series
A Preferred Share), subject to adjustment in certain circumstances. See "Description of Series A Preferred Shares--Conversion Rights". On March 25, 1997, the last reported sale price of the Common Shares on the New York Stock Exchange was $69.50 per share.

    Except in certain instances relating to preservation of the Company's status as a real estate investment trust ("REIT"), the Series A Preferred Shares are
not redeemable prior to       , 200 , and at no time will the Series A Preferred
Shares be redeemable for cash. On and after       , 200 , the Series A Preferred
Shares will be redeemable, in whole or in part, at the option of the Company, for such number of Common Shares as are issuable at the initial conversion rate
of   Common Shares for each Series A Preferred Share, subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Shares on the New York Stock Exchange Composite Tape exceeds $ per share, subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met. The Series A Preferred Shares will not be entitled to the benefit of any sinking fund. See "Description of Series A Preferred Shares--Redemption".

    In order to maintain the Company's qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.9% of the outstanding Series A Preferred Shares or more than 6.7% of the outstanding Common Shares is restricted. Shares owned in excess of such limits shall be deemed "Excess Shares" pursuant to the Company's Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and the Company will have the right to purchase such Excess Shares from the holder. Due to the attribution rules that exist with respect to these ownership restrictions, persons holding, or treated as holding under the relevant attribution rules, Series A Preferred Shares will be treated, for purposes of the ownership restrictions, as owning the Common Shares into which their Series A Preferred Shares can be converted even prior to such conversion if such ownership would cause ownership of Common Shares in excess of the applicable ownership limit. Accordingly, potential purchasers should take their direct and constructive ownership of Common Shares into account in determining whether they can hold Series A Preferred Shares without violating the ownership limit with respect to Common Shares. See "Description of Series A Preferred Shares--Restrictions on Ownership".

    Application will be made to list the Series A Preferred Shares on the New York Stock Exchange under the symbol " ".

      SEE RISK FACTORS BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED SHARES.
                          ---------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
          OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
           RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                          ---------------------------

                                                    INITIAL PUBLIC            UNDERWRITING              PROCEEDS TO
                                                   OFFERING PRICE(1)           DISCOUNT(2)              COMPANY(3)
                                               ---------------------------------------------------------------------------
Per Share......................................             $                       $                        $
Total(4).......................................             $                       $                        $

(1) Plus accrued dividends, if any, from the date of original issue.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $    payable by the Company.

(4) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 675,000 Series A Preferred Shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company
    will be $    , $    and $    respectively. See "Underwriting".
                          ---------------------------

    The Series A Preferred Shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the Series A Preferred Shares will be ready for delivery
in New York, New York on or about          , 1997, against payment therefor in
immediately available funds.

GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                                                  UBS SECURITIES
                          ---------------------------

          The date of this Prospectus Supplement is            , 1997.

     Certain statements contained herein (including, without limitation, the statements under the captions "The Mendik Transaction" and "Condensed Consolidated Pro Forma Financial Information" that are not historical facts) or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain factors, as discussed herein or in the Company's Exchange Act filings made with the Securities and Exchange Commission (the "Commission") incorporated by reference herein could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to (a) changes in the general economic climate, (b) local conditions such as an oversupply of space or a reduction in demand for real estate in the area, (c) conditions of tenants, (d) competition from other available space, (e) increased operating costs and interest expense, (f) changes in taxation or zoning laws,
(g) government regulations, (h) failure of the Company to continue to qualify as a REIT, (i) availability of financing on acceptable terms and (k) potential liability under environmental or other laws or regulations.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES AND THE COMMON SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORTCOVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein by reference. Except as otherwise specified herein, the information in this Prospectus Supplement and the accompanying Prospectus assumes no exercise of the Underwriters' over-allotment option. All references to the "Company" and "Vornado" in this Prospectus Supplement shall be deemed to include Vornado Realty Trust and its subsidiaries, unless the context requires otherwise.

                                  THE COMPANY

     The Company is a fully-integrated real estate investment trust that owns, leases, develops, redevelops and manages retail and industrial properties primarily located in the Midatlantic and Northeast regions of the United States. As of December 31, 1996, the Company owned 57 shopping center properties in seven states containing 10.0 million square feet, including 1.2 million square feet built by tenants on land leased from the Company. Further, the Company owns eight warehouse/industrial properties in New Jersey containing 2.0 million square feet and two office buildings containing 250,000 square feet. In addition, the Company owns 29.3% of the outstanding common stock of Alexander's, Inc. ("Alexander's"), which has nine properties in the New York City region.

     To date, the Company's primary focus has been on shopping centers. The Company is currently expanding its focus to take advantage of strategic opportunities to diversify its real estate portfolio by type of real estate and may seek to expand its focus geographically.

     On March 12, 1997, the Company entered into a definitive agreement to acquire through an operating partnership interests in all or a portion of seven Manhattan office buildings and certain management and leasing assets held by the Mendik Group (as defined herein) and certain of its affiliates. In conjunction with and simultaneously at the closing of the Mendik Transaction (as hereinafter defined), the Company will convert to an Umbrella Partnership REIT ("UPREIT") by transferring all or substantially all of its assets to an operating partnership (the "Operating Partnership") of which the Company will be the sole general partner. The current estimated consideration for the Mendik Transaction is approximately $654 million, including $269 million in cash, $168 million in Operating Partnership units (assuming a price of $60.625 per unit), which, after payment of certain preferences, are intended to be substantially economically equivalent to the Company's Common Shares, and $217 million in indebtedness. When the Company and the Mendik Group reached an initial understanding regarding the basic business terms with respect to the Mendik Transaction, the market price of the Company's Common Shares was $52 per share. The Company intends to finance most of the cash portion of the Mendik Transaction through the sale of the Series A Preferred Shares. The cash portion of the estimated consideration could increase by as much as $68 million with a corresponding decrease in the number of Operating Partnership units issued resulting from elections available to certain of the Mendik Partners (as hereinafter defined). Consummation of the Mendik Transaction is subject to the consent of third parties and certain other conditions. It is currently expected that the Mendik Transaction will be consummated in the second quarter of 1997, but there can be no assurance that the proposed transaction will be completed. The sale of the Series A Preferred Shares offered hereby is not conditioned on the consummation of the Mendik Transaction, nor is the Mendik Transaction conditioned on the sale of the Series A Preferred Shares.

     See "The Mendik Transaction", "Use of Proceeds" and "Condensed Consolidated Pro Forma Financial Information".

                                  THE OFFERING

Series A Preferred Shares
  Offered..................  4,500,000 shares

Dividends..................  Cumulative at the annual rate of   % per share on
                             the liquidation preference of the Series A
                             Preferred Shares payable quarterly in arrears on the first calendar day of January, April, July and October of each year, commencing July 1, 1997. See
                             "Description of Series A Preferred
                             Shares--Dividends".

Liquidation Preference.....  $50 per share, plus an amount equal to accrued and unpaid dividends (whether or not earned or declared). See "Description of Series A Preferred Shares--Liquidation Preference".

Ranking....................  If the Mendik Transaction is consummated, the
                             Company will acquire Series A Preferred Units of the Operating Partnership (with terms mirroring the terms of the Series A Preferred Shares) in exchange for the cash proceeds from the sale of the Series A Preferred Shares offered hereby. Series A Preferred Units will rank senior to all classes of Operating Partnership Units, including the Class A, C, D and E Operating Partnership Units issued in connection with the Mendik Transaction, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Operating Partnership. See "The Mendik Transaction" and "Description of Series A Preferred Shares--Ranking".

Conversion Rights..........  The Series A Preferred Shares are convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into the Company's Common Shares, at an initial conversion
                             price of $     per Common Share (equivalent to a
                             conversion rate of   Common Shares per Series A
                             Preferred Share), subject to adjustment in certain circumstances. See "Description of Series A Preferred Shares--Conversion Rights" and "--Conversion Price Adjustments".

Redemption at Option of the
  Company..................  Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series A Preferred Shares are not redeemable prior
                             to      , 200 , and at no time will the Series A
                             Preferred Shares be redeemable for cash. On and
                             after      , 200 , the Series A Preferred Shares
                             will be redeemable by the Company, in whole or in part, at the option of the Company, for such number of Common Shares as are issuable at the initial
                             conversion rate of   Common Shares for each Series
                             A Preferred Share, subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Shares on the New York Stock Exchange ("NYSE") exceeds $ per share, subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions described in the preceding sentences have, from time to time, been met, but may not issue any such press release prior to
                                  , 200 . See "Description of Series A Preferred
                             Shares--Redemption" and "--Restrictions on
                             Ownership".

Voting Rights..............  Holders of the Series A Preferred Shares generally will have no voting rights. However, if dividends on the Series A Preferred Shares are in arrears for six quarterly dividend periods, the holders of the Series A Preferred Shares (voting separately as a class with holders of all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional trustees to serve on the Company's Board of Trustees until such dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series A Preferred Shares cannot be made without the affirmative vote of holders of two-thirds of the outstanding Series A Preferred Shares. See "Description of Series A Preferred Shares--Voting Rights".

Listing....................  Application will be made to list the Series A
                             Preferred Shares on the New York Stock Exchange
                             (the "NYSE") under the symbol "     ".

Use of Proceeds............  The net proceeds will be used to fund most of the cash portion of the estimated consideration payable by the Company in connection with the Mendik Transaction. In the event the Mendik Transaction is not consummated, the net proceeds will be used for general corporate purposes, including investments in real estate. See "The Mendik Transaction" and "Use of Proceeds".

Restrictions on
Ownership..................  In order to maintain the Company's qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.9% of the outstanding Series A Preferred Shares or more than 6.7% of the outstanding Common Shares is restricted. Shares owned in excess of such limits shall be deemed "Excess Shares" pursuant to the Company's Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and the Company will have the right to purchase such Excess Shares from the holder. Due to the attribution rules that exist with respect to these ownership restrictions, persons holding, or treated as holding under the relevant attribution rules, Series A Preferred Shares will be treated, for purposes of the ownership restrictions, as owning the Common Shares into which their Series A Preferred Shares can be converted even prior to such conversion if such ownership would cause ownership of Common Shares in excess of the applicable ownership limit. Accordingly, potential purchasers should take their direct and constructive ownership of Common Shares into account in determining whether they can hold Series A Preferred Shares without violating the ownership limit with respect to Common Shares. See "Description of Series A Preferred Shares--Restrictions on Ownership" and "Certain Federal Income Tax Considerations".

Risk Factors...............  See "Risk Factors" in the accompanying Prospectus for certain considerations relevant to an investment in the Series A Preferred Shares.

                                  THE COMPANY

     The Company is a fully-integrated real estate investment trust ("REIT") that owns, leases, develops, redevelops and manages retail and industrial properties primarily located in the Midatlantic and Northeast regions of the United States. To date, the Company's primary focus has been on shopping centers. The Company is currently expanding its focus to take advantage of strategic opportunities to diversify its real estate portfolio by type of real estate and may seek to expand its focus geographically.

     On December 2, 1996, Michael D. Fascitelli became the President of the Company and was elected to the Company's Board of Trustees. Mr. Fascitelli was formerly the Partner at Goldman, Sachs & Co. in charge of its real estate practice. Mr. Fascitelli also has been elected as a director of Alexander's.

     On March 12, 1997, the Company entered into a definitive agreement to acquire interests in all or a portion of seven Manhattan office buildings and certain management and leasing assets held by the Mendik Group and certain of its affiliates. See "The Mendik Transaction" for a description of the Mendik Transaction and the Company's simultaneous conversion into an UPREIT.

     The Company began operations through a predecessor in 1936. The Company (or a predecessor) has been listed on the NYSE for over 30 years. Prior to 1981, the Company operated the Two Guys discount department store business, primarily on real estate owned by the Company. Members of the current management, which assumed control of the Company in 1980, transformed the Company from a retailer to a fully-integrated real estate operating company. As of December 31, 1996, the Company owned 57 shopping center properties in seven states containing 10.0 million square feet, including 1.2 million square feet built by tenants on land leased from the Company. Further, the Company owns eight warehouses/industrial properties in New Jersey containing 2.0 million square feet and two office buildings containing 250,000 square feet. In addition, the Company owns 29.3% of the common stock of Alexander's which has nine properties in the New York City region.

THE COMPANY'S SHOPPING CENTERS

     The Company's shopping centers are generally located on major regional highways in mature, densely populated areas. The Company believes that its shopping centers attract consumers from a regional, rather than a neighborhood, marketplace because of their locations on regional highways and the high percentage of square feet dedicated to large stores. As of December 31, 1996, the Company owned 57 shopping centers in seven states containing 10.0 million square feet, including 1.2 million square feet built by tenants on land leased from the Company. The Company's shopping centers accounted for 92% of the Company's rental revenue for the years ended December 31, 1996 and 1995. The occupancy rate of the Company's shopping center properties was 90% and 91% as of February 1, 1997 and 1996, respectively, and has been over 90% in each of the past five years.

     As of December 31, 1996, approximately 80% of the square footage of the Company's shopping centers was leased to large stores (over 20,000 square feet) and over 93% was leased to tenants whose businesses are national or regional in scope. The Company's large tenants include destination retailers such as discount department stores, supermarkets, home improvements stores, discount stores, apparel stores, membership warehouse clubs and "category killers." Category killers are large stores which offer a complete selection of a category of items (e.g., toys, office supplies, etc.) at low prices, often in a warehouse format. The Company's large store tenants typically offer basic consumer necessities such as food, health and beauty aids, moderately priced clothing, building materials and home improvement supplies, and compete primarily on the basis of price. The Company believes that this tenant mix mitigates the effects on its properties of adverse changes in general economic conditions. Substantially all of the Company's large store leases are long-term with fixed base rents and provide for step-ups in rent typically occurring every five years.

     In addition, the Company's leases generally provide for additional rents based on a percentage of tenants' sales. Of the Company's $87,424,000 of rental revenue in 1996, base rents accounted for approximately 99% and percentage rent accounted for approximately 1%. The Company's leases generally pass through to tenants the tenants' share of all common area charges (including roof and structure, unless it is the tenant's direct responsibility), real estate taxes, insurance costs and certain capital expenditures. As of December 31, 1996, the average annual base rent per square foot for the Company's shopping centers was $9.09.

     From 1992 through 1996, the Company's property rentals from shopping centers (including the effects of straightlining of rents) were $56,900,000, $61,900,000, $64,700,000, $74,300,000 and $80,000,000, respectively.
Straight-lining of rents averages the rent increases provided for in leases such that property rentals for financial statement purposes is constant throughout the term of the lease. This convention applies to leases entered into after November 14, 1985.

     As of December 31, 1996, no single shopping center property accounted for more than 6.2% of the Company's total leasable area for its shopping center properties or more than 5.8% of property rentals for its shopping center properties. Bradlees, Inc. ("Bradlees") accounted for 22%, 21% and 19% of total property rentals for the years ended December 31, 1996, 1995 and 1994, respectively. Home Depot represented 5.5% and Sam's Wholesale/Wal*Mart, Shop Rite, Pathmark, T.J. Maxx/Marshalls and Staples each accounted for approximately 3.0% of the total property rentals for the year ended December 31, 1996.

     In June 1995, Bradlees filed for protection under Chapter 11 of the U.S Bankruptcy Code. The Company currently leases 17 locations to Bradlees. Of these locations, 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. Several of the Company's other tenants, whose rents aggregated less than 3.0% of the Company's total property rentals for the year ended December 31, 1996, have also filed for protection under Chapter 11.

RELATIONSHIP WITH ALEXANDER'S

     In March 1995, the Company purchased all of the 1,353,468 shares of common stock of Alexander's then owned by Citibank, N.A., representing 27.1% of the outstanding shares of common stock of Alexander's, for $40.50 per share in cash. As a result of the acquisition, the Company owns 29.3% of the outstanding shares of common stock of Alexander's. (See "--Interstate Properties" below for a description of Interstate Properties' ownership of the Company and Alexander's.) In addition, the Company lent Alexander's $45,000,000.

     Alexander's has nine properties (where its department stores were formerly located) consisting of:

     Operating properties:

          (i) the Rego Park I Property located on Queens Boulevard and 63rd Road in Rego Park, Queens, New York, which contains a recently redeveloped 351,000 square foot building, of which 96% is leased to Sears, Circuit City, Bed Bath & Beyond and Marshalls;

          (ii) the Kings Plaza Shopping Center on Flatbush Avenue in Brooklyn, New York, which consists of 427,000 square feet of mall stores in which the Company owns a 50% interest;

          (iii) the Fordham Road Property located at Fordham Road and the Grand Concourse in the Bronx, New York, which contains a 303,000 square foot building leased to Caldor, Inc. ("Caldor") (as explained below, Caldor expects to close this store);

          (iv) the Flushing Property located at Roosevelt Avenue and Main Street in Flushing, New York, which contains a 177,000 square foot building sub-leased to Caldor; and

          (v) the Third Avenue Property located at Third Avenue and 152nd Street in the Bronx, New York, which contains a 173,000 square foot building leased to an affiliate of Conway.

     The occupancy rate of Alexander's operating properties was 95% and 69% as of December 31, 1996 and 1995, respectively.

          Non-operating properties to be developed:

          (vi) the Lexington Avenue property, which comprises the entire square block bounded by Lexington Avenue, East 59th Street, Third Avenue and East 58th Street in Manhattan, New York. This Property is owned by a limited partnership in which Alexander's is the general partner and owns approximately 92% of the limited partnership interests. Alexander's redevelopment plans include razing the existing building and developing a large, multi-use building, requiring capital expenditures in excess of $300 million. No development decisions have been finalized;

          (vii) the Paramus property, which consists of 39.3 acres of land, including its former store building, located at the intersection of Routes 4 and 17 in Paramus, New Jersey. Approximately 9 acres located on the property's periphery are subject to condemnation by the state of New Jersey. Alexander's and the New Jersey Department of Transportation (the "DOT") are negotiating an agreement pursuant to which the DOT will pay approximately $14.7 million for the acreage subject to condemnation and grant Alexander's the right to develop up to 550,000 square feet on the remaining acreage. The agreement with the DOT is subject to negotiation of final documentation and to certain municipal approvals. Alexander's is considering razing the existing building and developing a two or three level shopping center on the site. The estimated total cost of such redevelopment is between $60 million and $70 million. No development decisions have been finalized;

          (viii) the Kings Plaza Store, a 339,000 square foot anchor store, which is one of the two anchor stores at the Kings Plaza Mall Shopping Center. In January 1997, Sears leased 289,000 square feet at this location for use as a full-line department store expected to open in the last quarter of 1997; and

          (ix) Rego Park II, comprising one and one-half blocks of vacant land adjacent to the Rego Park I location.

     Vornado expects to provide a portion of the financing required for Alexander's redevelopment projects. None of the redevelopment plans for the non-operating properties have been finalized.

     In September 1995, Caldor, which leases the Fordham Road and Flushing properties from Alexander's, filed for protection under Chapter 11. Caldor accounted for approximately 36% and 56% of Alexander's consolidated revenues for the years ended December 31, 1996 and 1995, respectively. On February 11, 1997, Caldor announced that, subject to Bankruptcy Court approval, it expects to close its Fordham Road store in May 1997. Annual rent for Caldor's Fordham Road store is $3.5 million.

     The Company manages, develops and leases the Alexander's properties under a management and development agreement and a leasing agreement pursuant to which the Company receives annual fees from Alexander's.

     Alexander's common stock is listed on the NYSE under the symbol "ALX".

INTERSTATE PROPERTIES

     As of December 31, 1996, Interstate Properties owned 24.4% of the outstanding Common Shares of the Company and 27.1% of the outstanding shares of Alexander's common stock. Interstate Properties is a general partnership in which Steven Roth, David Mandelbaum and Russell B. Wight, Jr. are partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the

Company, the Managing General Partner of Interstate Properties, and the Chief Executive Officer and a director of Alexander's. Messrs. Mandelbaum and Wight are trustees of the Company and are also directors of Alexander's. Effective March 2, 1995, for a three-year period, the Company and Interstate Properties agreed not to own in excess of two-thirds of the outstanding shares of Alexander's common stock or enter into certain other transactions with Alexander's, without the consent of the independent directors of Alexander's.

                             THE MENDIK TRANSACTION

OVERVIEW

     On March 12, 1997, the Company entered into a definitive agreement (the "Consolidation Agreement") to acquire, through the Operating Partnership (as defined below), interests in all or a portion of seven Manhattan office buildings (the "Mendik Properties") and certain management and leasing assets held by the Mendik Group (the "Mendik Group", which means as used herein, individually or collectively as the context may require, Bernard H. Mendik, David R. Greenbaum and the entities controlled by them, including Mendik Realty Company, Inc. and the subsidiaries and affiliates of such entities that own interests in certain partnerships (the "Mendik Property Partnerships") owning interests in certain of the Mendik Properties and certain of its affiliates (the "Partners" and, together with the Mendik Group, the "Mendik Partners"). Simultaneously with the closing of the Mendik Transaction (as defined below), and in connection therewith, the Company will convert to an Umbrella Partnership REIT ("UPREIT") by transferring all or substantially all of its properties and other assets to the Operating Partnership, Vornado Realty L.P., of which the Company will be the sole general partner (collectively, the "Mendik Transaction"). Following the consummation of the Mendik Transaction, the Company's business and activities will be conducted through the Operating Partnership. The Consolidation Agreement requires the Mendik Transaction to be consummated on or prior to June 30, 1997.

     The current estimated consideration for the Mendik Transaction is approximately $654 million, including $269 million in cash, $168 million in Operating Partnership units ("Units"), (assuming a price of $60.625 per Unit) which, after payment of certain preferences, are intended to be substantially economically equivalent to the Company's Common Shares and $217 million in indebtedness. When the Company and the Mendik Group reached an initial understanding regarding the basic business terms with respect to the Mendik Transaction, the market price of the Company's Common Shares was $52 per share. The Company intends to finance most of the cash portion of the Mendik Transaction through the sale of the Series A Preferred Shares offered hereby. The cash portion of the estimated consideration could increase by as much as $68 million with a corresponding decrease in the number of Operating Partnership Units being issued resulting from elections available to certain of the Mendik Partners. In addition, the Company has signed a commitment letter with a bank pursuant to which the bank has agreed, upon consummation of the Mendik Transaction to provide the Operating Partnership a one-year bridge loan of $400 million.

     Upon consummation of the Mendik Transaction, Bernard Mendik, the Chairman of the Board of Directors of Mendik Realty, will become Co-Chairman of the Board of Trustees of the Company. David Greenbaum will become President of the Mendik Division of the Company. Steven Roth will continue as the Company's Chairman and Chief Executive Officer. Mr. Roth, together with Michael Fascitelli, the President of the Company, and Interstate Properties, a significant shareholder of the Company, will enter into a voting agreement pursuant to which Messrs. Roth and Fascitelli and Interstate Properties will agree to vote any Common Shares they beneficially own in favor of the election of Mr. Mendik to the Board of Trustees of the Company at every meeting of the shareholders of the Company at which such matter is considered over the next six years.

     Subject to the receipt of certain consents of third parties and to the satisfaction or waiver of other conditions as summarized below, it is currently expected that the Mendik Transaction will be consummated in the second quarter of 1997, but there can be no assurance that the proposed transaction will be completed. The offering of the Series A Preferred Shares is not conditioned on the consummation of the Mendik Transaction, nor is the Mendik Transaction conditioned on the sale of the Series A Preferred Shares. See "Use of Proceeds".

OPERATING PARTNERSHIP

     Upon the consummation of the Mendik Transaction, the Company, as an UPREIT, generally will not own properties or conduct operations directly; instead, the Company's principal assets will consist of its interests in the Operating Partnership. The Company's properties and other assets will be owned, and its operations will be conducted, by the Operating Partnership and affiliates of the Operating Partnership. The Company will be the sole general partner of the Operating Partnership and initially will own approximately 90% of the limited partnership interests in the Operating Partnership (assuming that (i) the Mendik Partners elect to receive Units as opposed to cash, (ii) the payment of certain additional working capital to the Mendik Partners in connection with the closing is made in Units and (iii) no additional securities of the Company, including the Series A Preferred Shares, are issued between the date hereof and the closing of the Mendik Transaction) through the ownership of Class A Units, the terms of which substantially mirror the economic terms of the Company's outstanding Common Shares. The Operating Partnership will continue until December 31, 2095, unless sooner dissolved and terminated.

     The Mendik Partners (other than the Mendik Group) who elect to receive Units instead of cash will receive a class of Units ("Class D Units" or "Class E Units") in the Operating Partnership which will entitle the holders thereof to a preferential annual distribution rate of $4.03 (7.75% of $52, the market price of the Common Shares at the time the Company and the Mendik Group reached an initial understanding regarding the basic business terms of the Mendik Transaction). The Mendik Group will receive a class of Units ("Class C Units") in the Operating Partnership which will entitle the holders thereof to a preferential annual distribution rate of $3.38 (6.5% of $52). Class C Units will automatically convert to Class A Units when the distributions paid to holders of Class A Units equals $.8450 per quarter ($3.38 annually) for four consecutive quarters following the consummation of the Mendik Transation. Class D and Class E Units will automatically convert to Class A Units when the distributions paid to holders of Units equals $1.0075 per quarter ($4.03 annually) for four consecutive quarters following the Mendik Transaction.

     At any time after a holding period of one year (or two years in the case of the majority of the Class C Unit holders) following the consummation of the Mendik Transaction, Class D and Class E Unit holders will have the right to have their Units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Common Share of the Company for each Unit redeemed or, at the option of the Company, one Common Share of the Company for each Unit tendered, subject to customary anti-dilution provisions (the "Unit Redemption Right"). In addition to the foregoing, during the period from the 91st day after the Mendik Transaction until the first anniversary of the Mendik Transaction, holders of Class E Units will have the right to have redeemed their Class E Units for cash at a 6% discount from the fair market value at the time of the redemption of one Common Share of the Company for each Unit redeemed. Beginning one year following the consummation of the Mendik Transaction, holders of Units may be able to sell Common Shares received upon the exercise of their Unit Redemption Right in the public market pursuant to registration rights granted to such holders or available exemptions from registration. No prediction can be made about the effect that future sales of such Common Shares will have on the market price for Common Shares.

     The Series A Preferred Units of the Operating Partnership acquired by the Company (which will substantially mirror the economic terms of the Series A Preferred Shares) will rank senior to the Class A, C, D and E Units issued in connection with the Mendik Transaction with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Operating Partnership.

THE MENDIK PROPERTIES

     Upon consummation of the Mendik Transaction, the Operating Partnership will succeed to ownership interests in seven midtown Manhattan office properties currently managed by the Mendik Group. The following table sets forth certain information with respect to the Mendik Properties as of December 31, 1996, except as to Two Penn Plaza for which the information is as of March 15, 1997:

                                OPERATING                                  ANNUAL
                               PARTNERSHIP'S     TOTAL                    RENT PER
                                EXPECTED       RENTABLE                    LEASED
                                OWNERSHIP       SQUARE        PERCENT      SQUARE                  SIGNIFICANT
PROPERTY                        INTEREST        FEET(1)       LEASED      FOOT(2)                   TENANTS(3)
------------------------------------------    -----------     ------      --------       --------------------------------
Two Penn Plaza.................     100.0%     1,474,526       84.2 %(4)  $ 27.99        Digital Equipment (12%)
                                                                                         Information Builders, Inc. (12%)
Eleven Penn Plaza..............     100.0        956,280       95.5         27.64        Times Mirror (24%)
                                                                                         General Mills (16%)
1740 Broadway..................     100.0        551,301      100.0         32.85        Mutual of New York (48%)
  (The MONY Building)                                                                    William Douglas McAdams (11%)
866 United Nations Plaza.......     100.0        384,815       97.3         31.29        Bear Stearns (17%)
Two Park Avenue (5)............      40.0        946,697       97.8         23.59        Times Mirror (30%)
                                                                                         Smith Barney (11%)
330 Madison Avenue (5).........      24.8        770,828       96.5         34.77        BDO Seidman (15%)
570 Lexington Avenue...........       5.6        433,342       33.5 (6)     29.38 (6)    (6)

---------------

(1) Includes 158,123 square feet of retail space, 151,839 square feet of basement space and, at the 866 United Nations Plaza Property, 42,674 square feet of underground parking garage space.

(2) Represents annualized monthly base rent including tenant pass-throughs of operating expenses (exclusive of tenant electricity costs) and excludes rent for any tenant whose lease has not commenced.

(3) The percentage shown represents the tenant's percentage of square footage leased at the corresponding Mendik Property.

(4) The percent leased was 69.0% as of December 31, 1996, primarily as a result of the expiration on October 31, 1996 of a lease with respect to approximately 430,000 square feet. Since December 31, 1996, the Two Penn Property Partnership has entered into leases with respect to approximately 269,000 square feet of this space, although certain contingencies exist with respect to one lease for approximately 180,000 square feet of this space.

(5) Messrs. Mendik and Greenbaum and entities that they control will retain certain immaterial ownership interests with respect to these Mendik Properties.

(6) 570 Lexington Avenue was acquired in 1994 with substantially all of the building unoccupied. The building has been substantially redeveloped and currently is being leased.

     Simultaneously with the consummation of the Mendik Transaction, the Operating Partnership (or the relevant Mendik Property-owning entity, as applicable) intends to partially repay approximately $110 million of existing indebtedness secured by the Two Penn Plaza, Eleven Penn Plaza and 866 United Nations Plaza Properties, and to refinance the remaining balance of $168 million. In addition, the Operating Partnership's share of indebtedness for partially-owned Mendik Properties is $49 million, including $26 million being refinanced in connection with the closing of the Mendik Transaction.

     In addition to interests in the Mendik Properties, the Operating Partnership will acquire all of the interest in the office management and leasing business currently conducted by the Mendik Group for the four wholly-owned Mendik Properties and substantially all of the economic interest and none of the voting interest in the office management and leasing business for (i) the other three Mendik Properties which are partially-owned; and (ii) the other properties currently serviced by the Mendik Group's management and leasing business. All of the voting interest and the balance of the economic interest not acquired by the operating partnership, will be owned by Messrs. Mendik, Greenbaum and Fascitelli.

CONDITIONS TO THE MENDIK TRANSACTION

     The consummation of the Mendik Transaction is subject to the satisfaction or waiver of a number of conditions, including the following: (i) all of the Mendik Property Partnerships shall have participated in the consolidation; (ii) the Mendik Transaction shall have been approved by the Mendik Partners (including the Mendik Group) holding the requisite percentage of the outstanding partnership interests in each Mendik Property Partnership (which requisite percentage is not identical for all Mendik Property Partnerships); (iii) the closings of certain other transactions with certain limited partners and certain other parties set forth in the Consolidation Agreement shall have occurred or will occur concurrently with the closing; (iv) the refinancing transactions summarized above shall have been consummated; (v) all required consents of third parties shall have been obtained or waived; and (vi) the Mendik Transaction must be consummated on or before June 30, 1997.

     In addition to the closing conditions set forth above, consummation of the Mendik Transaction is subject to other customary closing conditions such as the accuracy of certain representations and warranties contained in the Consolidation Agreement, the delivery of certain opinions and the absence of any restraining orders or injunctions prohibiting the closing.

     Further information regarding the Mendik Transaction, including historical financial statements, is set forth in or has been filed with the Company's Current Report on Form 8-K filed with the Commission on March 26, 1997 and is incorporated by reference herein.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Series A Preferred Shares offered hereby (after deduction of the underwriting discount and expenses
payable by the Company) are estimated to be approximately $       million
($       million if the Underwriters' over-allotment option is exercised in full).

     The Company intends to contribute the net proceeds to the Operating Partnership concurrently with the closing of the Mendik Transaction in exchange for a number of preferred limited partnership units in the Operating Partnership (the "Preferred Units") equal to the number of Series A Preferred Shares offered and sold hereby. The Operating Partnership will use the proceeds to fund most of the cash portion of the estimated consideration payable by the Company in connection with the Mendik Transaction. The Preferred Units will have a distribution preference equal to the distribution preference on the Series A Preferred Shares, will rank, as to distributions and upon liquidation, senior to the Class A, C, D and E Units of the Operating Partnership and will automatically convert into Class A Units of the Operating Partnership upon the conversion of the Series A Preferred Shares into Common Shares. See "The Mendik Transaction".

     Prior to the consummation of the Mendik Transaction and, in the event the Mendik Transaction is not consummated, the net proceeds will be used for general corporate purposes, including investments in real estate through the acquisition of properties and the financing of Alexander's redevelopment projects, including the redevelopment of the Lexington Avenue Property and/or the Paramus Property. Pending such use, the net proceeds may be invested in short-term income-producing investments.

                CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED

               CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

     For purposes of calculating the following ratio, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and
(ii) fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). There were no preferred shares outstanding during any of the periods indicated below.

                                                                  YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                       1996      1995      1994      1993      1992
                                                       -----     -----     -----     -----     -----
Ratio of Earnings to Combined Fixed Charges and
  Preferred Share Dividend Requirements.............    4.56      4.06      3.44      1.79      1.07

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1996: (i) on a historical basis; (ii) as adjusted to give effect to the issuance of the Series A Preferred Shares offered hereby (the "Offering"); and (iii) as adjusted to give effect to the issuance of the Series A Preferred Shares offered hereby and the Mendik Transaction, including formation and funding of the Operating Partnership. See "Use of Proceeds", "Selected Consolidated Financial Data" and "Condensed Consolidated Pro Forma Financial Information" in this Prospectus Supplement and the Consolidated Financial Statements and the notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") incorporated herein by reference.

                                                                     DECEMBER 31, 1996
                                                          ---------------------------------------
                                                                                      AS ADJUSTED
                                                                                        FOR THE
                                                                                       OFFERING
                                                                       AS ADJUSTED        AND
                                                                         FOR THE      THE MENDIK
                                                           ACTUAL       OFFERING      TRANSACTION
                                                          ---------    -----------    -----------
                                                            (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Debt (1):
  Notes and mortgages payable..........................   $ 232,387     $ 232,387     $   400,768
                                                          ---------     ---------     -----------
Minority interest (2)..................................                                   168,162
                                                                                      -----------
Shareholders' equity:
  Preferred shares of beneficial interest:
     no par value per share; authorized 20,000,000
       shares; Series A Convertible Preferred Shares,
       liquidation preference $50 per share; issued
       4,500,000 shares (as adjusted)..................          --       225,000         225,000
  Common shares of beneficial interest:
     $.04 par value per share; authorized, 50,000,000
       shares; issued 26,547,680 shares (3)(4).........       1,044         1,044           1,044
  Additional capital...................................     358,874       349,374         349,374
  Accumulated deficit..................................     (77,574)      (77,574)        (77,544)
                                                          ---------     ---------     -----------
                                                            282,344       497,844         497,844
  Unrealized loss on securities available for sale.....        (998)         (998)           (998)
  Due from officers for purchase of common shares of
     beneficial interest...............................      (5,089)       (5,089)         (5,089)
                                                          ---------     ---------     -----------
Total shareholders' equity.............................     276,257       491,757         491,757
                                                          ---------     ---------     -----------
Total capitalization...................................   $ 508,644     $ 724,144     $ 1,060,687
                                                          =========     =========     ===========

---------------

(1) If the Mendik Transaction is consummated, all future issuances of debt will be at the Operating Partnership level.

(2) Represents 2,774,112 Operating Partnership Units which are convertible into 2,774,112 Common Shares of the Company.

(3) Includes 459,770 shares held in trust for the benefit of Mr. Fascitelli, which are not considered outstanding for accounting purposes.

(4) Excludes 2,223,193 shares reserved for issuance upon the exercise of outstanding options ("Actual" and "As Adjusted for the Offering") and 2,708,193 shares reserved for issuance upon the exercise of outstanding options ("As Adjusted for the Offering and the Mendik Transaction").

               PRICE RANGE OF THE COMMON SHARES AND DISTRIBUTIONS

     The Common Shares are listed on the NYSE under the symbol "VNO". The following table sets forth, for the periods indicated, the high and low closing sale prices of the Common Shares as reported by the NYSE, and the cash dividends paid per share in such periods.

                                                                 HIGH        LOW      DIVIDENDS
                                                                ------      ------   -----------
1994
1st Quarter..................................................   $36.50      $31.50      $ .50
2nd Quarter..................................................    37.50       32.25        .50
3rd Quarter..................................................    37.50       34.00        .50
4th Quarter..................................................    35.88       30.50        .50
1995
1st Quarter..................................................    36.25       33.88        .56
2nd Quarter..................................................    36.00       32.63        .56
3rd Quarter..................................................    39.00       34.75        .56
4th Quarter..................................................    37.88       34.38        .56
1996
1st Quarter..................................................    38.38       35.63        .61
2nd Quarter..................................................    41.50       37.13        .61
3rd Quarter..................................................    42.13       40.50        .61
4th Quarter..................................................    52.88       40.50        .61
1997
1st Quarter (through March 25, 1997).........................    69.50       51.13        .64

     The current indicated annualized dividend rate is $2.56 per Common Share. Future dividends by the Company will be at the discretion of the Board of Trustees and will depend on the actual cash flow of the Company, its earnings, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as the Board of Trustees may deem relevant. A principal factor in the determination of dividends is the requirement of the Code that a REIT distribute annually at least 95% of its REIT taxable income as determined under the Code. See "Certain Federal Income Tax Considerations" in this Prospectus Supplement and "Federal Income Tax Considerations--Taxation of the Company as a REIT" in the accompanying Prospectus.

     Distributions by the Company to the extent of its current earnings and profits for federal income tax purposes are taxable to shareholders as ordinary dividend income. Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a shareholder's basis in the Common Shares. A return of capital distribution generally has the effect of deferring taxation until a shareholder's sale of Common Shares. The Company has determined that 100% of the dividends paid in 1996 represented ordinary dividend income to shareholders.

     The approximate number of record holders of Common Shares at March 26, 1997 was 2,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth historical selected consolidated financial data for the Company and should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1996 10-K incorporated by reference herein and the "Condensed Consolidated Pro Forma Financial Information" included elsewhere in this Prospectus Supplement.

                                                                                YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------------------------
                                                           1996           1995           1994           1993           1992
                                                        -----------    -----------    -----------    -----------    -----------
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OPERATING DATA
Revenues:
  Property rentals...................................       $87,424        $80,429        $70,755        $67,213        $63,186
  Expense reimbursements.............................        26,644         24,091         21,784         19,839         17,898
  Other income.......................................         2,819          4,198          1,459          1,738            913
        Total revenues...............................       116,887        108,718         93,998         88,790         81,997
Expenses:
  Operating..........................................        36,412         32,282         30,223         27,994         27,587
  Depreciation and amortization......................        11,589         10,790          9,963          9,392          9,309
  General and administrative.........................         5,167          6,687          6,495          5,890          4,612
  Amortization of officer's deferred compensation
    expense..........................................         2,083             --             --             --             --
  Cost incurred in connection with the merger of
    Vornado, Inc. into Vornado Realty Trust..........            --             --             --            856             --
  Cost incurred upon exercise of a stock option by an
    officer and subsequent repurchase of a portion of
    the shares.......................................            --             --             --             --         15,650
        Total expenses...............................        55,251         49,759         46,681         44,132         57,158
Operating income.....................................        61,636         58,959         47,317         44,658         24,839
Income (loss) applicable to Alexander's:
  Equity in income (loss)............................         1,679         (1,972)            --             --             --
  Depreciation.......................................          (571)          (417)            --             --             --
  Interest income on loan............................         6,848          6,343             --             --             --
Income from investment in and advances to Vornado
  Management Corp....................................         1,855            788             --             --             --
Interest income on mortgage note receivable..........         2,579             --             --             --             --
Interest and dividend income.........................         3,151          5,439          7,489         11,620          8,555
Interest and debt expense............................       (16,726)       (16,426)       (14,209)       (31,155)       (33,910)
Net gain on marketable securities....................           913            294            643            263          2,779
Income from continuing operations before income
  taxes..............................................        61,364         53,008         41,240         25,386          2,263
Provision (benefit) for income taxes.................            --             --             --         (6,369)         1,080
Income from continuing operations....................       $61,364        $53,008        $41,240        $31,755         $1,183
Weighted average number of Common Shares
  outstanding........................................    24,603,442     23,579,669     21,853,720     19,790,448     16,559,330
Income per share from continuing operations..........         $2.49          $2.25          $1.89          $1.60           $.07
Cash dividends declared..............................          2.44           2.24           2.00         1.50(1)          1.15

                                                                             YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------------
                                                          1996           1995          1994          1993          1992
                                                        ---------     ----------     ---------     ---------     ---------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA
As at:
  Total assets.......................................    $565,204       $491,496      $393,538      $385,830      $420,616
  Real estate, at cost...............................     397,298        382,476       365,832       340,415       314,651
  Accumulated depreciation...........................     151,049        139,495       128,705       118,742       111,142
  Debt...............................................     232,387        233,353       234,160       235,037       341,701
  Shareholders' equity (deficit).....................     276,257        194,274       116,688       115,737        (3,242)
OTHER DATA
Funds from operations(2):
  Income from continuing operations before income
    taxes............................................     $61,364        $53,008       $41,240       $25,386        $2,263
  Depreciation and amortization of real property.....      10,583         10,019         9,192         8,842         8,778
  Straight-lining of rental income...................      (2,676)        (2,569)       (2,181)       (2,200)       (2,200)
  Leasing fees received in excess of
    income recognized................................       1,805          1,052            --            --            --
  Losses (gains) on sale of securities
    available for sale...............................          --            360           (51)         (263)         (846)
  Vornado's proportionate share of adjustments to
    arrive at Alexander's Funds from operations......      (1,760)           539            --            --            --
  Costs incurred in connection with the merger/upon
    exercise of a stock option.......................          --             --            --           856        15,650
                                                        ---------     ----------     ---------     ---------     ---------
Funds from operations................................     $69,316        $62,409       $48,200       $32,621       $23,645
                                                        =========     ==========     =========     =========     =========
Cash flow provided by (used in):
  Operating activities...............................     $70,703        $62,882       $46,948       $27,725       $17,607
  Investing activities...............................     $14,912      $(103,891)     $(15,434)       $1,350       $14,800
  Financing activities...............................    $(15,046)       $36,577      $(32,074)     $(56,433)       $4,384

---------------
(1) Does not include a special dividend of $3.36 per share of accumulated earnings and profits paid in June 1993.

(2) Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. Funds from operations should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company's definition of Funds from operations does not conform to the NAREIT definition because the Company deducts the effect of straight-lining of property rentals for rent escalations.

             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     The unaudited condensed consolidated pro forma financial information set forth below presents (i) the condensed consolidated pro forma statement of income for the Company for the year ended December 31, 1996 as if the Mendik Transaction and certain related transactions were consummated and the Offering and the use of proceeds therefrom had occurred on January 1, 1996 and (ii) the condensed consolidated pro forma balance sheet of the Company as of December 31, 1996 as if the Mendik Transaction and certain related transactions were consummated and the Offering and the use of proceeds therefrom had occurred on December 31, 1996.

     Historical Mendik financial information consists of (a) combined financial statements of entities owning the following properties: Eleven Penn Plaza, Two Penn Plaza, 866 U.N. Plaza and 1740 Broadway, (b) equity interests in entities owning Two Park Avenue (40%), 570 Lexington Avenue (5.7%) and 330 Madison Avenue (24.75%) (collectively, the "investees") and (c) the Mendik management operations.

     The unaudited condensed consolidated pro forma financial information is not necessarily indicative of what the Company's actual results of operations or financial position would have been had the Mendik Transaction and related transactions been consummated and had the Offering and the use of proceeds therefrom occurred on the dates indicated, nor does it purport to represent the Company's results of operations or financial position for any future period.

     The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's 1996 10-K and the financial statements of the significant entities involved in the Mendik Transaction included in the Company's Current Report on Form 8-K filed with the Commission on March 26, 1997, incorporated herein by reference. In management's opinion, all adjustments necessary to reflect the Mendik Transaction and the related transactions and the Offering and the use of proceeds therefrom have been made.

                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

                               DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                     HISTORICAL     HISTORICAL      PRO FORMA              PRO FORMA
                                       VORNADO        MENDIK       ADJUSTMENTS              COMPANY
                                     -----------    -----------    ------------           -----------
ASSETS:
  Real estate, net.................   $ 246,249      $ 187,433      $  389,000     (A)    $  822,682
  Cash and cash equivalents........     117,245         50,654        (268,992)    (A)        63,499
                                                                       (50,908)    (A)
                                                                       215,500     (B)
  Investment in and advances to
     Alexander's, Inc..............     107,628                                              107,628
  Investment in partnerships.......                     19,863                                19,863
  Investment in Management
     Company.......................                                      7,425     (A)         7,425
  Officer's deferred compensation
     expense.......................      22,917                                               22,917
  Mortgage note receivable.........      17,000                                               17,000
  Receivable arising from straight-
     lining of rents...............      17,052         42,219         (42,219)    (A)        17,052
  Other assets.....................      37,113         42,855          (6,908)    (A)        52,673
                                                                       (17,718)    (A)
                                                                        (2,669)    (C)
                                      ---------      ---------       ---------            ----------
                                      $ 565,204      $ 343,024      $  222,511            $1,130,739
                                      =========      =========       =========            ==========
LIABILITIES:
  Notes and mortgages payable......   $ 232,387      $ 283,847      $   (5,000)    (A)    $  400,768
                                                                      (110,466)    (A)
  Due for U.S. Treasury
     Obligations...................       9,636                                                9,636
  Deferred leasing fee income......       8,373                                                8,373
  Officer's deferred compensation
     payable ......................      25,000                                               25,000
  Negative investment in
     partnership...................                      5,399          (5,399)    (A)            --
  Other liabilities................      13,551         13,806            (314)    (C)        27,043
                                      ---------      ---------       ---------            ----------
                                        288,947        303,052        (121,179)              470,820
                                      ---------      ---------       ---------            ----------
Minority interests.................          --             --         168,162     (A)       168,162
                                      ---------      ---------       ---------            ----------
PREFERRED SHAREHOLDERS' EQUITY.....                                    215,500     (B)       215,500
COMMON SHAREHOLDERS' EQUITY........     276,257         39,972         (39,972)    (A)       276,257
                                      ---------      ---------       ---------            ----------
                                        276,257         39,972         175,528               491,757
                                      ---------      ---------       ---------            ----------
                                      $ 565,204      $ 343,024      $  222,511            $1,130,739
                                      =========      =========       =========            ==========

               CONDENSED CONSOLIDATED PRO FORMA INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       HISTORICAL       HISTORICAL        PRO FORMA            COMPANY
                                                         VORNADO          MENDIK         ADJUSTMENTS          PRO FORMA
                                                       -----------      -----------      ------------        ------------
REVENUES:
    Property rentals................................    $  87,424        $  87,261        $    7,071(F)       $  181,712
                                                                                                 (44)(C)
    Expense reimbursements..........................       26,644           13,551                                40,195
    Other income....................................        2,819            5,378            (5,378)(C)           2,819
                                                        ---------        ---------        ----------          ----------
                                                          116,887          106,190             1,649             224,726
                                                        ---------        ---------        ----------          ----------
EXPENSES:
    Operating.......................................       36,412           46,691               (39)(C)          83,180
                                                                                                 116(I)
    Depreciation and amortization...................       11,589           14,133              (144)(C)          35,559
                                                                                               9,981(G)
    General and administrative......................        5,167            6,783            (3,788)(C)           8,162
    Amortization of officer's deferred compensation
      expense.......................................        2,083                                                  2,083
                                                        ---------        ---------        ----------          ----------
                                                           55,251           67,607             6,126             128,984
                                                        ---------        ---------        ----------          ----------
Operating income....................................       61,636           38,583            (4,477)             95,742
    Income applicable to Alexander's................        7,956                                                  7,956
    Equity in net income of management companies....        1,855                              1,471(C)            3,326
    Equity in net income of investees...............                         1,663             1,755(J)            3,418
    Interest income on mortgage note receivable.....        2,579                                                  2,579
    Interest and dividend income....................        3,151            2,536               (20)(C)           2,858
                                                                                              (2,809)(D)
    Interest and debt expense.......................      (16,726)         (23,998)            9,016(E)          (31,708)
    Net gain on marketable securities...............          913                                                    913
    Minority interest...............................                                         (10,075)(K)         (10,075)
                                                        ---------        ---------        ----------          ----------
Net income..........................................       61,364           18,784            (5,139)             75,009
Preferred stock dividends...........................           --               --           (15,575)(H)         (15,575)
                                                        ---------        ---------        ----------          ----------
Net income applicable to common shareholders........    $  61,364        $  18,784        $  (20,714)         $   59,434
                                                        =========        =========        ==========          ==========
Net income per share, based on 24,603,442 shares....    $    2.49                                             $     2.42
                                                        =========                                             ==========
OTHER DATA:
Funds from operations (1):
    Net income applicable to common shareholders....    $  61,364        $  18,784        $  (20,714)         $   59,434
    Depreciation and amortization of real
      property......................................       10,583           14,133             9,837              34,553
Straight-lining of property rent escalations........       (2,676)          (1,783)           (7,071)            (11,530)
    Leasing fees received in excess of income
      recognized....................................        1,805                                                  1,805
    Proportionate share of adjustments to income
      from equity investments to arrive at FFO......       (1,760)           2,747              (970)                 17
                                                        ---------        ---------        ----------          ----------
                                                        $  69,316        $  33,881        $  (18,918)         $   84,279
                                                        =========        =========        ==========          ==========
CASH FLOW PROVIDED BY (USED) IN:
    Operating activities............................    $  70,703        $  29,267        $   13,669          $  113,639
    Investing activities............................    $  14,912        $  (8,262)       $ (326,688)         $ (320,038)
    Financing activities............................    $ (15,046)       $ (11,706)       $  206,713          $  179,961

---------------

(1) Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. Funds from operations should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's definition of funds from operations does not conform to the NAREIT definition because the Company deducts the effect of the straight-lining of property rentals for rent escalations.

         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(A) The Mendik acquisition will be accounted for as purchases applying the provisions of Accounting Principles Board Opinion No. 16. The respective purchase costs will be allocated to acquired assets and assumed liabilities using their relative fair values as of the closing dates, based on valuations and other studies which are not yet complete. Accordingly, the excess of the purchase cost over the net assets acquired has not yet been allocated to individual assets and liabilities. However, the Company believes that the excess purchase price will be allocated principally to real estate.

     The purchase costs and preliminary allocation of the excess of cost over net assets acquired is as follows: (in thousands)

        Issuance of units of operating partnership..................                    $ 168,162
        Cash paid directly associated with the Mendik acquisition:
            Acquisition of partnership interest.....................     114,660
            Cash used to reduce existing debt.......................     110,466
            Acquisition of Mendik management operations.............       7,425
            Fees and expenses.......................................      28,192
            Other...................................................       8,249          268,992
                                                                        --------         --------
        Purchase Price..............................................                      437,154
                                                                                        ---------
        Pro forma net book value of assets acquired:
        Net book value of assets acquired per historical financial
          statements................................................                    $  39,972
        Write-off of deferred assets:
            Receivable arising from the straight-lining of rents....                      (42,219)
            Tenant acquisition costs................................                       (6,908)
            Deferred lease fees and loan costs......................                      (17,718)
        Cash not acquired...........................................                      (50,908)
        Cash used to reduce existing debt...........................                      110,466
        Debt forgiven...............................................                        5,000
        Negative investment in partnerships.........................                        5,399
                                                                                        ---------
        Pro forma net book value of assets acquired.................                       43,084
                                                                                        ---------
        Pro forma excess of liabilities over assets acquired........                    $ 394,070
                                                                                        =========
        Preliminary allocation of excess:
            Allocated to Mendik management operations...............                    $   5,070
            Allocated to real estate................................                      389,000
                                                                                        ---------
                                                                                        $ 394,070
                                                                                        =========
        The total purchase price of $437,154 above excludes the
          following:
            Debt      -- wholly owned properties....................   $ 168,000
                      -- partially owned properties.................      49,279        $ 217,279
                                                                       ---------
        Purchase price, as above....................................                      437,154
                                                                                        ---------
        Total purchase price, including debt........................                    $ 654,433
                                                                                        =========

---------------

(B) Reflects proceeds from this Offering of $225,000, net of offering costs of $9,500.

(C) To reflect adjustments required to record the Company's investment in the Mendik management operations under the equity method of accounting.

(D) Reflects a reduction in interest income associated with the use of approximately $53,500 of cash and cash equivalents.

(E) Reflects decrease in interest expense and loan cost amortization resulting from the reduction and refinancing of debt.

(F) To adjust rentals arising from the straight-lining of property rentals for rent escalations.

(G) Increase in depreciation due to preliminary allocation of purchase price.

(H) To reflect the dividends on the Series A Preferred Shares at 6.5%, plus amortization on $9,500 of offering costs.

(I) Increase in operating expenses due to contract changes.

(J) Increase in Equity -- investees, due to net decrease in interest expense on refinanced debt.

(K) To reflect minority interest of 9.6% in the Operating Partnership.

                    DESCRIPTION OF SERIES A PREFERRED SHARES

     The summary of certain terms and provisions of the Series A Preferred Shares contained in this Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Declaration of Trust, as amended and restated (the "Declaration of Trust"), the Company's Bylaws and the Articles Supplementary setting forth the particular terms of the Series A Preferred Shares (the "Articles Supplementary"), copies of which are filed as exhibits to the Registration Statement and are available from the Company. The following description of the particular terms of the Series A Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Company's preferred shares of beneficial interest, no par value per share (the "Preferred Shares"), set forth in the accompanying Prospectus, to which description reference is hereby made.

     The Declaration of Trust currently authorizes the issuance of up to 102,000,000 shares, consisting of 50,000,000 Common Shares, 1,000,000 Preferred Shares, and 51,000,000 excess shares of beneficial interest, par value $0.04 per share ("Excess Shares"). Prior to the Offering, the Board of Trustees will amend the Declaration of Trust to authorize the issuance of up to 140,000,000 shares, consisting of 50,000,000 Common Shares, 20,000,000 Preferred Shares, and 70,000,000 Excess Shares. The Preferred Shares may be issued from time to time in one or more series, without shareholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as shall be established by the Board of Trustees. Thus, without shareholder approval, the Company could authorize the issuance of Preferred Shares with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Shares.

     As permitted by Maryland law, the Declaration of Trust authorizes the Board of Trustees, without any action by the shareholders of the Company, to amend the Company's Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue. The effect of this provision in the Company's Declaration of Trust is to permit the Board of Trustees, without shareholder action, to increase or decrease (a) the total number of authorized shares of beneficial interest of the Company and/or
(b) the number of authorized shares of beneficial interest of any one or more classes. Maryland law permits a REIT to have shares of beneficial interest that are assigned to a particular class as well as shares that are not assigned to a particular class but are available to be classified by the Board of Trustees at a later time. Thus, the total number of authorized shares of beneficial interest may exceed the total number of authorized shares of all classes. Currently, all of the authorized shares of beneficial interest of the Company are assigned to one of the three classes set forth above.

     If the Mendik Transaction is consummated, the Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Distributions by the Operating Partnership will be determined by the Board of Trustees and will be dependent on a number of factors, including funds from operations available for distribution, the Operating Partnership's financial condition, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant.

GENERAL

     Prior to the Offering, the Board of Trustees will amend the Declaration of Trust to authorize the issuance of 20,000,000 Preferred Shares and will classify 5,175,000 of such Preferred Shares as

Series A Preferred Shares and authorize the issuance thereof. When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of beneficial interest of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Shares. Unless converted or redeemed by the Company, the Series A Preferred Shares will have a perpetual term, with no maturity.

     Application will be made to list the Series A Preferred Shares on the NYSE
under the symbol "     ". The Common Shares issuable upon conversion or
redemption of the Series A Preferred Shares are listed on the NYSE under the symbol "VNO". See "Description of Shares of Beneficial Interest--Description of Common Shares" in the accompanying Prospectus for a description of the Company's Common Shares.

RANKING

     The Series A Preferred Shares will rank senior to the Junior Stock (as defined below), including the Common Shares, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any Series A Preferred Shares are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A Preferred Shares and all other shares of Voting Preferred Shares (defined below), voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of Preferred Shares or issue series of Preferred Shares ranking on a parity with the Series A Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Stock") without the consent of any holder of Series A Preferred Shares. See "Voting Rights" below.

     If the Mendik Transaction is consummated, the Series A Preferred Units of the Operating Partnership acquired by the Company (which substantially mirror the economic terms of the Series A Preferred Shares sold hereunder) will rank senior to the Class A, C, D and E Units issued in connection with the Mendik Transaction with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Operating Partnership. See "The Mendik Transaction".

DIVIDENDS

     Holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of [ ]% per share on the liquidation preference thereof or $[ ] per Series A Preferred Share. Dividends on the Series A Preferred Shares are payable quarterly on the first calendar day of January, April, July and October of each year, commencing July 1, 1997 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Trustees), at such annual rate. Each such dividend is payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 30 days preceding the payment dates thereof as shall be fixed by the Board of Trustees of the Company. Dividends will accrue from the date of the original issuance of the Series A Preferred Shares. Dividends are cumulative from the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on Series A Preferred Shares will not bear interest. Dividends payable on the Series A Preferred Shares for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Shares for each full dividend period will be computed by dividing the annual dividend rate by four.

     No dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Shares for all prior dividend periods; provided, however, that if accrued dividends on the Series A Preferred Shares for all prior dividend periods have not been paid in full then any dividend declared on the Series A Preferred Shares for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such Parity Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) (other than in shares of Junior Stock) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary, a conversion into or exchange for Junior Stock or redemptions for the purpose of preserving the Company's qualification as a REIT), unless (A) all cumulative dividends with respect to the Series A Preferred Shares and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Shares and any Parity Stock.

     As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common Shares, and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series A Preferred Shares.

REDEMPTION

     Except as otherwise provided under the Declaration of Trust to protect the Company's status as a REIT, Series A Preferred Shares will not be redeemable by
the Company prior to                , 200 , and at no time will the Series A
Preferred Shares be redeemable for cash. On and after                , 200 , the
Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, for such number of Common Shares as equals the liquidation preference of the Series A Preferred Shares to be redeemed divided by the Conversion Price (as defined below under "Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate
of           Common Shares for each Series A Preferred Share), subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common
Shares on the NYSE exceeds $     , subject to an adjustment in certain
circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have,
from time to time, been met, but in no event prior to                , 200 .

     Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Shares not more than four business days after the Company issues the press release. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company issues the press release announcing its intention to redeem the Series A Preferred Shares. If fewer than all of the shares of Series A Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company.

     On the redemption date, the Company must pay on each Series A Preferred Share to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series A Preferred Shares at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any Series A Preferred Shares called for redemption or on the Common Shares issuable upon such redemption.

     In the event that full cumulative dividends on the Series A Preferred Shares and any Parity Stock have not been paid or declared and set apart for payment, the Series A Preferred Shares may not be redeemed in part and the Company may not purchase, redeem or otherwise acquire Series A Preferred Shares or any Parity Stock other than in exchange for Junior Stock; provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a REIT. See "--Restrictions on Ownership".

     On and after the date fixed for redemption, provided that the Company has made available at the office of the Registrar and Transfer Agent a sufficient number of Common Shares and an amount of cash to effect the redemption, dividends will cease to accrue on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related payment date, holders of Series A Preferred Shares on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the Common Shares upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Series A Preferred Shares (unless the Company defaults in the delivery of the Common Shares or cash) will be, without any further action, deemed a holder of the number of Common Shares for which such Series A Preferred Share is redeemable.

     Fractional Common Shares are not to be issued upon redemption of the Series A Preferred Shares, but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Shares on the trading day prior to the redemption date.

LIQUIDATION PREFERENCE

     The holders of Series A Preferred Shares will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $25 per Series A Preferred Share (the "Liquidation Preference") plus an amount per Series A Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     Until the holders of the Series A Preferred Shares have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Shares and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such Parity Stock if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of the Company with another corporation, (ii) a statutory share exchange by the Company, or (iii) a sale or transfer of all or substantially all of the Company's assets (including, without limitation, the conversion of the Company into an UPREIT in connection with the Mendik Transaction) will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

VOTING RIGHTS

     Except as indicated below, the holders of Series A Preferred Shares will have no voting rights.

     If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares or any other Parity Stock are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of the Company will be increased by two and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Company's Board of Trustees at an annual meeting of shareholders or a properly called special meeting of the holders of the Series A Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and set aside for payment.

     The approval of two-thirds of the outstanding Series A Preferred Shares and all other series of Voting Preferred Shares, acting as a single class regardless of series either at a meeting of shareholders or by written consent, is required in order to amend the Declaration of Trust and Articles Supplementary to affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Shares or the Voting Preferred Shares or to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the series of Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series affected is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Preferred Shares as a class). However, the Company may create additional classes of Parity and Junior Stock, increase the authorized number of shares of Parity and Junior Stock and issue additional series of Parity and Junior Stock without the consent of any holder of Series A Preferred Shares.

     The holders of Series A Preferred Shares will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company. See "Conversion Price Adjustments" below.

CONVERSION RIGHTS

     Series A Preferred Shares will be convertible, in whole or in part, at any time, at the option of the holders thereof, into Common Shares at an initial conversion price of $ per Common Share (equivalent to a conversion rate of Common Shares for each Series A Preferred Share), subject to adjustment as described below ("Conversion Price"). The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on a redemption date. For information as to notices of redemption, see "Redemption" above.

     Conversion of Series A Preferred Shares, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose. Currently, such office is the principal corporate trust office of First Union National Bank of North Carolina, Charlotte, North Carolina.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of Series A Preferred Shares at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and ending with the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such dividend payment date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Series A Preferred Shares on a dividend record date who (or whose transferee) tenders any such shares for conversion into Common Shares on such dividend payment date will receive the dividend payable by the Company on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

     Fractional Common Shares are not to be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Shares on the trading day prior to the conversion date.

CONVERSION PRICE ADJUSTMENTS

     The Conversion Price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in Common Shares on any class of shares of beneficial interest of the Company, (ii) the issuance to all holders of Common Shares of certain rights or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the fair market value (as defined in the Articles Supplementary) per Common Share, (iii) subdivisions, combinations and reclassifications of Common Shares, and (iv) distributions to all holders of Common Shares of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of equity, including revaluation equity, applicable to Common Shares). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares.

     In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares or sale of all or substantially all of the Company's assets), in each case as a result of which Common Shares will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Shares into which one Series A Preferred Share was convertible immediately prior to such transaction (assuming such holder of Common Shares failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust and the Articles Supplementary contain provisions that restrict the ownership and transfer of shares of beneficial interest. With certain exceptions, the Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding Preferred Shares of any series or more than 2.0% of the outstanding Common Shares. The Board of Trustees has adopted a resolution raising the ownership limit with respect to the Common Shares from 2.0% to 6.7%. Shares owned in excess of such limits shall be deemed "Excess Shares" pursuant to the Company's Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and the Company will have the right to purchase such Excess Shares from the holder. Due to the attribution rules that exist with respect to these ownership restrictions, persons holding, or treated as holding under the relevant attribution rules, Series A Preferred Shares will be treated, for purposes of the ownership restrictions, as owning the Common Shares into which their Series A Preferred Shares can be converted even prior to such conversion if such ownership would cause ownership of Common Shares in excess of the applicable ownership limit. Accordingly, potential purchasers should take their direct and constructive ownership of Common Shares into account in determining whether they can hold Series A Preferred Shares without violating the ownership limit with respect to Common Shares. For a more detailed discussion of the restrictions on ownership of the shares of beneficial interest, see "Description of Shares of Beneficial Interest--Description of Preferred Shares--Restrictions on Ownership" and "--Description of Common Shares--Restrictions on Ownership" in the accompanying Prospectus.

TRANSFER AGENT, REGISTRAR, DIVIDEND DISBURSING AGENT AND REDEMPTION AGENT

     The transfer agent, registrar, dividend disbursing agent, conversion agent and redemption agent for the Series A Preferred Shares, and the transfer agent, registrar and dividend disbursing agent for the Common Shares, is First Union National Bank of North Carolina, Charlotte, North Carolina.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion set forth in the accompanying Prospectus under the heading "Federal Income Tax Considerations".

     In the opinion of Sullivan & Cromwell, commencing with the taxable year ended December 31, 1993, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. It must be emphasized that, in providing its opinion, Sullivan & Cromwell is relying upon (i) representations received from the Company and (ii) an opinion of Shearman & Sterling as to the REIT qualification of Alexander's. In providing its opinion, Shearman & Sterling is in turn relying upon representations received from Alexander's. Qualification and taxation of the Company and Alexander's as REITs depends upon their ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and the various qualification tests imposed under the Code and discussed in the Prospectus under the heading "Federal Income Tax Considerations". Accordingly, no assurance can be given that the actual results of the Company's or Alexander's operations for any particular year will satisfy such requirements. Neither Sullivan & Cromwell nor Shearman & Sterling will monitor the compliance of the Company or Alexander's with the requirements for REIT qualification on an ongoing basis.

     The discussion in the accompanying Prospectus under the heading "Taxation of Holders of Common Shares or Preferred Shares--U.S. Shareholders" is supplemented by the following discussion.

     Holders of Series A Preferred Shares may be deemed, in certain circumstances, to have received a dividend upon an adjustment in the Conversion Price that is attributable to distributions to holders of Common Shares.

     Generally, no gain or loss will be recognized by a holder that converts Series A Preferred Shares into Common Shares. Such holder's tax basis in the Common Shares received upon conversion will be the same as the holder's tax basis in the Series A Preferred Shares converted into Common Shares reduced by the amount of any cash received in lieu of fractional Common Shares, and such holder's holding period for such Common Shares will include the holder's holding period for the Series A Preferred Shares so converted. A holder receiving cash in lieu of fractional Common Shares will recognize gain or loss equal to the difference between the amount of cash so received and the holder's tax basis in the converted Series A Preferred Shares allocable to the fractional share of Common Shares.

     The discussion in the accompanying Prospectus under the heading "Taxation of Holders of Common Shares or Preferred Shares--U.S. Shareholders--Taxation of Tax-Exempt Shareholders" is supplemented by the following discussion.

     A trust described in Section 401(a) of the Code and exempt from tax under
Section 501(a) of the Code (a "qualified trust") that holds more than 10 percent (by value) of the Company's shares at any time during a taxable year when the Company is a "pension-held REIT" is required to treat as income from an unrelated trade or business that portion of the dividends received from the Company that corresponds to the portion of the Company's gross income (less certain direct expenses) that would be treated as from an unrelated trade or business if the Company were treated as a qualified trust. For these purposes no treatment as income from an unrelated trade or business is required unless the portion of the Company's gross income (less certain direct expenses) that would be treated as from an unrelated trade or business if the Company were treated as a qualified trust is at least 5 percent. The Company will be treated as a pension-held REIT only if, among other requirements, either (x) at least one qualified trust holds more than 25 percent (by value) of the Company's outstanding shares or (y) one or more qualified trusts, each of which owns at least 10 percent by value of the Company's shares, hold in the aggregate more than 50 percent by value of the Company's outstanding shares. The Company believes that it is not currently a pension-held REIT.

     The discussion in the accompanying Prospectus under the heading "Taxation of Holders of Common Shares or Preferred Shares--Non-U.S. Shareholders" is supplemented by the following discussion.

     Under United States Treasury regulations that are proposed to be effective for distributions after 1997 (the "Proposed Regulations"), a Non-U.S. Shareholder of Common Shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Common Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a U.S. taxpayer identification number. The Proposed Regulations also provide certain look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

     In addition, distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shareholders' Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to a gain on the sale or exchange of the Common Shares. If the Common Shares constitute a United States real property interest ("USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), such gain shall be subject to 10 percent withholding and may also be subject to tax under FIRPTA. The Common Shares will not constitute a USRPI so long as the Company is a "domestically-controlled REIT". The Company believes that it currently is a domestically-controlled REIT.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives, has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name below:

                                                                               NUMBER OF
                                                                               SERIES A
                                                                               PREFERRED
                                  UNDERWRITER                                   SHARES
    ------------------------------------------------------------------------   ---------
    Goldman, Sachs & Co.....................................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................
    UBS Securities LLC......................................................

                                                                               ---------
              Total.........................................................   4,500,000
                                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Series A Preferred Shares offered hereby, if any are taken.

     The Underwriters propose to offer the Series A Preferred Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities
dealers at such price less a concession of $     per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share to certain brokers and dealers. After the Series A Preferred Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In connection with the offering, the Underwriters may purchase and sell the Series A Preferred Shares and the Common Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Series A Preferred Shares sold in the offering may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series A Preferred Shares and the Common Shares, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to an aggregate of 675,000 additional Series A Preferred Shares to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,500,000 Series A Preferred Shares offered.

     Subject to certain exceptions, the Company, Steven Roth, Michael Fascitelli and Interstate Properties have agreed that, during the period beginning from the date of this Prospectus Supplement and continuing to and including the date 60 days after the date of this Prospectus Supplement, they will not offer, sell, contract to sell or otherwise dispose of any Common Shares or any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus Supplement) which are substantially similar to the Common Shares or which are convertible or exchangeable into securities which are substantially similar to the Common Shares, without the prior written consent of Goldman, Sachs & Co.

     Application will be made to list the Series A Preferred Shares on the NYSE under the symbol " ". In order to meet one of the requirements for listing the Series A Preferred Shares on the NYSE, the Underwriters will undertake to sell lots of 100 or more Series A Preferred Shares to a minimum of 400 beneficial holders. The Series A Preferred Shares are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Series A Preferred Shares but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Preferred Shares.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co. provides investment banking and other services to the Company and Alexander's. In addition, Goldman, Sachs & Co. represented the Company in connection with the Mendik Transaction and will receive a fee in connection therewith. Mr. Fascitelli, the recently-elected President of the Company, was formerly a partner of Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates provide investment banking and other services to the Company. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated represented the Mendik Group in connection with the Mendik Transaction and will receive a fee in connection therewith. Richard West, a trustee of the Company, is also a director or trustee of various investment companies managed by Merrill Lynch Asset Management, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. An affiliate of UBS Securities LLC is a major lender to the Company, has agreed to provide a $400 million one-year bridge loan in connection with the Mendik Transaction for which it will receive a fee and provides investment banking services to the Company.

                             AVAILABLE INFORMATION

     The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                   VALIDITY OF THE SERIES A PREFERRED SHARES

     The validity of the Series A Preferred Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, certain legal matters will be passed upon for the Company by Sullivan & Cromwell, New York, New York and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sullivan & Cromwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll with respect to certain matters of Maryland law.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus Supplement by reference from the Company's 1996 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of 866 U.N. Plaza Associates LLC; the combined financial statements of M Eleven Associates, M393 Associates and Eleven Penn Plaza Company; the financial statements of Two Penn Plaza Associates L.P.; the financial statements of 1740 Broadway Associates, L.P.; and the financial statements of B&B Park Avenue L.P., all incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form 8-K filed March 26, 1997, have been audited by Friedman Alpren & Green LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Two Park Company (a New York general partnership) incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form 8-K filed March 26, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                                  $500,000,000

                              Vornado Realty Trust
          Debt Securities, Preferred Shares, Depository Shares, Common
                            Shares and Debt Warrants
                            ------------------------
     Vornado Realty Trust (the "Company") may offer from time to time, together or separately, in one or more series (i) debt securities ("Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) preferred shares of beneficial interest of the Company ("Preferred Shares"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, (iii) common shares of beneficial interest of the Company ("Common Shares") and (iv) warrants to purchase debt securities of the Company as shall be designated by the Company at the time of the offering (the "Debt Warrants") (the Debt Securities, Preferred Shares, Common Shares and Debt Warrants are collectively referred to as the "Securities"), at an aggregate initial offering price not to exceed U.S. $500,000,000, in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities, Preferred Shares, Common Shares and Debt Warrants may be offered separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The accompanying Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Shares, the specific title, the aggregate amount and the stated value, any dividend (including the method of calculating the payment of dividend), liquidation, redemption, conversion, voting or other rights and the initial offering price, (iii) in the case of Common Shares, the number of shares of Common Shares, the initial offering price and the terms of the offering thereof and (iv) in the case of Debt Warrants, the duration, purchase price, exercise price and detachability of such Debt Warrants. The Prospectus Supplement will also contain, as applicable, a discussion of the material United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered to the extent not contained herein.

     The Common Shares of the Company are listed on the New York Stock Exchange ("NYSE") under the symbol "VNO". The Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Securities covered by such Prospectus Supplement.
                            ------------------------
     SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------
     The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

               The date of this Prospectus is December 26, 1995.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Shares are listed on the New York Stock Exchange ("NYSE") and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 as amended by Form 10-K/A for the year ended December 31, 1994 filed on December 20, 1995, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995 and Current Reports on Form 8-K dated February 6, 1995, April 26, 1995 and June 22, 1995 as amended by Form 8-K/A dated June 22, 1995 filed on December 20, 1995 have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-1000.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT CONSIDERATIONS

  General

     Real property investments are subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, competition from other available space and increased operating costs. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws.

  Dependence on Tenants

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds available for distribution would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently only one of the Company's tenants, Bradlees, Inc. ("Bradlees"), represents more than 5% of the Company's revenues. Bradlees accounted for approximately 19% of property rentals for the year ended December 31, 1994 and 18% for the years ended December 31, 1993 and 1992 (representing 19% of the space leased by the Company). Home Depot, Shop-Rite, Sam's Wholesale/Wal*Mart and Staples each accounted for between 3% and 4.5% of property rentals for the year ended December 31, 1994. No other tenant represented more than 2.5% of the Company's property rentals in 1994. See "The Company -- The Company's Tenants; Leases".

  Bankruptcy of Tenants

     There have been a number of recent bankruptcies in the retail industry, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. In June 1995, Bradlees filed for protection and to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The leases for 19 of the 21 Bradlees locations are fully guaranteed by Stop & Shop Companies, Inc. Further, Montgomery Ward & Co., Inc. remains liable for that portion of the rent it was obligated to pay in 8 of these 19 locations.

  Illiquidity of Assets; Restrictions on Dispositions of Mortgaged Properties

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds for distribution would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the properties by the mortgagee. In addition, if it becomes necessary or desirable for the Company to dispose of one or more of the mortgaged properties, the Company might not be able to obtain release of the lien on such mortgaged property. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1994, incorporated in this Prospectus by reference for information regarding the terms of the mortgages encumbering the Company's properties.

POSSIBLE CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

     Interstate Properties, a New Jersey general partnership ("Interstate"), owns 27.4% of the outstanding Common Shares of the Company. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, is the managing general partner of Interstate. Mr. Roth, David Mandelbaum and Russell B Wight are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate own, in the aggregate, 32.1% of the outstanding Common Shares of the Company.

     The Company owns 29.3% of the outstanding common stock of Alexander's Inc. ("Alexander's"), a New York corporation, including 27.1% purchased in March 1995. Interstate owns an additional 27.1% of the outstanding common stock of Alexander's. Mr. Roth is Chief Executive Officer and a Director of Alexander's and Messrs. Roth, Mandelbaum, West and Wight, members of the Company's Board of Trustees, are also members of the Board of Directors of Alexander's.

     Because of the foregoing, Mr. Roth and Interstate may have substantial influence on the Company and on the outcome of any matters submitted to the Company's stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between Messrs. Roth, Mandelbaum and Wight and Interstate and the Company's other shareholders. In addition, Mr. Roth and Interstate engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company or Alexander's, such as potential business opportunities, business dealings, demands on the time of Mr. Roth and certain of the executive officers of the Company and changes of existing arrangements between Mr. Roth, the Company and Interstate, potential competition between business activities conducted, or sought to be conducted, by the Company, Interstate and Alexander's (including competition for properties and tenants), possible corporate transactions and other strategic decisions affecting the future of such parties.

     Pursuant to a Management and Development Agreement (the "Management Agreement") between the Company and Alexander's, the Company has agreed to manage Alexander's business affairs and manage and develop Alexander's properties for an annual fee. The Management Agreement was assigned by the Company to Vornado Management Corp. ("VMC"), a New Jersey corporation. The Company owns 100% of the outstanding preferred stock of VMC (which entitles the Company to 95% of the cash flow of VMC), and Messrs. Roth and West own the outstanding common stock of VMC. The Company also acts as a leasing agent for Alexander's properties on a fee basis under a leasing agreement which has been in effect since 1992. In addition, in March 1995 the Company lent Alexander's $45 million the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. None of Mr. Roth, Interstate or the Company is obligated to present to Alexander's any particular investment opportunity which comes to their attention, even if such opportunity is of a character which might be suitable for investment by Alexander's.

CORPORATE STRUCTURE; LEVERAGE

     Substantially all of the Company's properties are owned by subsidiaries and, accordingly, securities issued by the Company will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including indebtedness of or guaranteed by such subsidiaries. As of September 30, 1995, the Company and its consolidated subsidiaries had aggregate indebtedness outstanding of approximately $234 million, secured by interests in 47 of the Company's properties. See "The Company -- Major Indebtedness of the Company and Its Subsidiaries". Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's securityholders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Company's ability to make required principal and interest payments with respect to indebtedness, including any Debt Securities, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Securities are obligations of the Company only, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Securities or to make funds available therefor in the form of dividends or advances to the Company.

ENVIRONMENTAL MATTERS

     Under various Federal, state and local laws and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of hazardous or toxic substances or petroleum products on or under such property. Such laws can impose liability regardless of the lawfulness of the activities and whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to use such real property as collateral for borrowing or to sell such property. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of the lawfulness of the disposal and whether or not such facility is owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediations costs, as well as certain other potential costs which could relate to such hazardous or toxic substances or petroleum products. Certain environmental laws impose liability for release of asbestos-containing materials ("ACM") into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with ACM.

     In order to comply with environmental laws and with relevant health-based standards, the Company has an active monitoring and maintenance program for ACM on its properties. While the Company believes that its program to remove friable ACMs has been substantially completed, one location still requires further work. The Company has received an estimate of $500,000 to remove ACMs, which, pursuant to the lease is the lessee's responsibility. The Company does not believe that such expenditure[, if paid for by the Company,] will have a material adverse effect on the Company's financial condition or results of operations.

     Certain environmental laws impose liability on a previous owner or operator of property to the extent that hazardous or toxic substances were present during the prior period of ownership or operation. A transfer of the property does not relieve an owner or operator of such liability. Thus, the Company may be liable in respect of properties previously managed, developed or sold, but the Company has no knowledge of any such liability.

     The Company also has certain other existing and potential environmental liabilities with respect to compliance costs relating to underground storage tanks and cleanup costs relating to tanks at three Company sites at which preexisting contamination was found.

     The Company believes that known and potential environmental liabilities will not have a material adverse effect on the Company's business, assets or results of operations. However, there can be no assurance that the identification of new areas of contamination, changes in the extent of known contamination, the discovery of additional sites, or changes in cleanup requirements would not result in significant costs to the Company.

COMPETITION

     The leasing of real estate is highly competitive. The principal means of competition are price, location and the nature and condition of the facility to be leased. The Company is in direct competition from all lessors and developers of similar space in the areas in which its properties are located.

CONSEQUENCES OF THE FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REIT

     Although the Company's management believes that the Company will remain organized and will continue to operate so as to qualify as a real estate investment trust ("REIT") for federal income tax purposes, no assurance can be given that it will remain so qualified. Qualification as a REIT for Federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code") for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of the Company may impact its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the Federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect its ability to operate in such a manner as to qualify as a REIT.

     If, with respect to any taxable year, the Company fails to qualify as a REIT, it would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders would be reduced for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that the Company currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interest of the Company and its shareholders to revoke the REIT election.

                                  THE COMPANY

     The Company is a fully-integrated real estate investment trust which owns, leases, develops, redevelops and manages retail and industrial properties primarily located in the Midatlantic and Northeast regions of the United States. The Company's primary focus is on shopping centers. As of December 31, 1994, the Company owned 56 shopping centers in seven states, containing 9.5 million square feet, including 900,000 square feet built by tenants on land leased from the Company. Further, the Company owns eight warehouse/industrial properties in New Jersey containing 2.0 million square feet and one office building in New Jersey containing 100,000 square feet, for an aggregate of 11.6 million square feet. The Company's portfolio consists largely of the former locations of the Two Guys discount department stores, which were developed by Two Guys for its own use. The Company's shopping centers generally are located on major regional highways in mature, densely populated areas.

     The Company also owns 29.3% of the common stock of Alexander's, which has eight properties in the greater New York metropolitan area. In March 1995, the Company and Alexander's entered into the Management Agreement, pursuant to which the Company has agreed to manage the business affairs and properties of Alexander's on a fee basis. In order to ensure compliance with certain restrictions applicable to REITs, the Company assigned the Management Agreement to VMC. See "Risk Factors -- Possible Conflicts of Interest; Related Party Transactions" and "Federal Income Tax Considerations -- Taxation of the Company as a REIT". In March 1995, the Company also lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing; the balance was funded by a bank. The Company's loan has a three-year term and bears interest at 16.43% per annum for the first two years and at a fixed rate for the third year of 992 basis points over the one-year Treasury bill rate.

IN ADDITION, VORNADO RECEIVED A LOAN ORIGINATION FEE OF $1,500,000 FROM ALEXANDER'S.

     Vornado, Inc., the immediate predecessor of the Company, was merged into the Company on May 6, 1993 in connection with the Company's conversion to a REIT. While the Company has elected to be treated as a REIT commencing with its taxable year ending December 31, 1993, it has been a fully-integrated real estate company since 1981, with present management taking control in 1980 and thereafter converting the Two Guys discount department store business into a full service real estate company. The Company administers all operating functions, including leasing, management, construction, finance, legal, accounting and data processing, from its executive office (other than the leasing of the Company's three Texas properties, which is done by an employee locally).

     In order to maintain its qualification as a REIT for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year. Dividends on any Preferred Shares would be included as distributions for this purpose.

     The Company's principal executive offices are located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663; telephone (201) 587-1000.

     The Company (or a predecessor) has been listed on the New York Stock Exchange for over 30 years.

THE COMPANY'S TENANTS; LEASES

     As of December 31, 1994, approximately eighty percent of the leased square footage of the Company's shopping centers was occupied by large stores (over 20,000 square feet). The Company's large tenants include destination retailers such as discount department stores, supermarkets, home improvement stores, discount apparel stores, membership warehouse clubs and "category killers". "Category killers" are large stores which offer a complete selection of a category of items (e.g., toys, office supplies, etc.) at low prices, often in a warehouse format. The Company's largest tenant is Bradlees Inc. ("Bradlees"), which accounted for approximately 19% of property rentals for the year ended December 31, 1994 and 18% for the years ended December 31, 1993 and 1992. On June 23, 1995, Bradlees announced that it filed for protection and will reorganize under Chapter 11 of the U.S. Bankruptcy Code. The leases for 19 of the 21 Bradlees locations are fully guaranteed by Stop & Shop Companies, Inc. Further, Montgomery Ward & Co., Inc. remains liable for that portion of the rent it was obligated to pay in 8 of these 19 locations. Home Depot, Shop-Rite, Sam's Wholesale/Wal*Mart and Staples each accounted for between 3% and 4.5% of property rentals for the year ended December 31, 1994. No other tenant represented more than 2.5% of the Company's property rentals in 1994.

     Substantially all of the Company's large store leases are long-term with fixed base rents and step-ups in rent, typically occurring every five years. In addition, the Company's leases generally provide for additional rents based on a percentage of tenants' sales. Such percentage rents account for approximately 1% of the Company's property rental income. The Company's leases generally pass through to tenants the tenants' share of all common area charges (including roof and structure, unless it is the tenants' direct responsibility), real estate taxes, insurance costs and certain capital expenditures.

MATERIAL INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES

     As of September 30, 1995, the Company and its consolidated subsidiaries had aggregate indebtedness outstanding of $233,537,000.

     Of this $233,537,000, Vornado Finance Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Vornado Finance"), has outstanding an aggregate principal amount of $227,000,000 of its 6.36% Collateralized Notes Due December 1, 2000 ("the Collateralized Notes"), secured by a mortgage note, mortgage and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Company owning, in the aggregate, the interests in forty-four of the Company's properties.

     On February 27, 1995, the Company entered into a three-year unsecured revolving credit facility with a bank providing for borrowings of up to $75,000,000. Borrowings bear annual interest, at the Company's election, at LIBOR plus 1.50% or the higher of the federal funds rate plus 1% or prime rate plus .50%. As of August 1, 1995, the Company had no outstanding amounts borrowed under the facility.

                                USE OF PROCEEDS

     The Company anticipates that the net proceeds of the sales of the Securities will be used for general corporate purposes or such other uses as may be set forth in a Prospectus Supplement.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
      AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

     For purposes of calculating the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and
(ii) fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). There were no preferred shares outstanding during any of the periods below indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.

                                       NINE
                                      MONTHS
                                       ENDED               YEAR ENDED DECEMBER 31,
                                     SEPTEMBER     ----------------------------------------
                                     30, 1995      1994     1993     1992     1991     1990
                                     ---------     ----     ----     ----     ----     ----
          Ratio of earnings to
            fixed charges:........      3.88       3.44     1.79     1.07     1.51     1.30

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Company and The Bank of New York, as trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Company and The Bank of New York, as trustee (the "Subordinated Trustee"), a copy of the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture, as modified or superseded by any applicable Prospectus Supplement, are brief summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Company as described below under "-- Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto;
(8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any provisions described under "Event of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities; (19) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Common Shares or other securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Debt Securities may also be issued under the Indentures upon the exercise of Debt Warrants. See "Description of Debt Warrants."

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

     Since the Company is a holding company, the rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of any such subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The Indentures do not contain any provisions that limit the Company's ability to incur indebtedness. Except as may be indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Company engages in or becomes the subject of a highly leveraged transaction and the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Company or its

Board of Trustees, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

     The applicable Prospectus Supplement with respect to any particular series of Debt Securities that provide for the optional redemption, prepayment or conversion of such Debt Securities upon the occurrence of certain events (i.e., a change of control) will describe the following: (1) the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as that there may be possible adverse effects on the market price of the Company's securities or ability to obtain financing; (2) that the Company will comply with the requirements of applicable securities laws, including Rules 14e-1 and 13e-4 under the Exchange Act, in connection with such provisions and any related offers by the Company; (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the offered Debt Securities may be effectively subordinated; (4) limitations on the Company's financial or legal ability to repurchase the offered Debt Securities upon the triggering of an event risk provision requiring such a repurchase or offer to repurchase; (5) the impact, if any, under the governing instrument of the failure to repurchase, including whether such failure to make any required repurchases in the event of a change of control will create an event of default with respect to the offered Debt Securities or will become an event of default only after the continuation of such failure for a specified period of time after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of a specified percentage in aggregate principal amount of the debt outstanding; (6) that there can be no assurance that sufficient funds will be available at the time of the triggering of an event risk provision to make any required repurchases; (7) if such offered Debt Securities are to be subordinated to other obligations of the Company or its subsidiaries that would be accelerated upon the triggering of a change in control or similar event, the material effect thereof on such acceleration provision and such offered Debt Securities; and (8) to the extent that there is a definition of "change of control" in a supplemental indenture relating to such offered Debt Securities that includes the concept of "all or substantially all," the established meaning of such phrase under New York law, including whether such a Change of Control will be triggered if there is a change of control of the Board of Trustees as a result of a proxy contest involving the solicitation of revocable proxies.

     The indenture relating to the Collateralized Notes of Vornado Finance provides that all cash flows from 44 of the Company's properties will be deposited in a segregated trust account. So long as no event of default under the indenture has occurred and is continuing, Vornado Finance may withdraw funds from such trust account to the extent that the amounts in such account exceed a certain minimum reserve level. Such minimum reserve level equals the sum of (i) the amount of current or past due operating expenses of Vornado Finance and its subsidiaries, (ii) indebtedness of Vornado Finance and its subsidiaries due prior to such withdrawal and (iii) accrued and unpaid interest on the Collateralized Notes; provided that (a) if the debt service coverage ratio (as defined in the indenture relating to the Collateralized Notes) is less than 2.0 and greater than or equal to 1.8, the amount in (iii) above is increased by an amount equal to six months interest on the Collateralized Notes and (b) if the debt service coverage ratio is less than 1.8, the amount in (iii) above is increased by an amount equal to eighteen months interest on the Collateralized Notes. As a result of these limitations on cash flows relating to such properties, which cash flows represented approximately 85% of cash flows from properties of the Company and its consolidated subsidiaries in 1994, the Company's ability to pay interest and principal on its Debt Securities may be adversely affected.

CONVERSION OR EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Shares or other securities on the terms and conditions set forth therein. Such terms shall include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities of the Company to be received by the holders of Debt Securities would be calculated according to the market price of Common Shares or other securities of the Company as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate certain restrictions on ownership which may apply in the event of a conversion or exchange. See "Description of Preferred Shares -- Restrictions on Ownership" and "Description of Common
Shares -- Restrictions on Ownership."

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements although no assurance can be given that such will be the case.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Company within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be subject to the covenants described therein.

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure in the deposit of any sinking fund payment in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice to the Company as provided in the applicable Indenture; (e) the acceleration of, or failure to pay at maturity (including any applicable grace period), any indebtedness for money borrowed by the Company with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to the Company as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see "-- Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the Trustees thereunder during an Event of Default to act with the required standard of care, such Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustees reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on such Trustees, with respect to the Debt Securities of that series. (Section
512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (i) such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) with respect to Debt Securities of that series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (iii) the Trustee shall have failed to institute such proceedings within 60 days; and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request (Section 507); provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the respective due dates expressed in such Debt Security, or in the case of convertible Debt Securities, for enforcement of a right of conversion. (Section 508)

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Without the consent of any Holder of Outstanding Debt Securities, the Company and the applicable Trustee may amend or supplement the applicable Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any Holder of Debt Securities. (Section 901) Other modifications and amendments of the Indentures may be made by the Company and the applicable Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:
(a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the conversion provisions applicable to convertible Debt Securities in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the holders thereof; or (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indentures. (Section
1008) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety assumes the Company's obligations on the Debt Securities and under the Indenture relating thereto and (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Article Eight) A Prospectus Supplement may set forth any additional provisions regarding a consolidation with, merger into, or transfer or lease of its assets substantially as an entirety to, any Person (or of such Person with, into or to the Company).

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with any covenants that may be specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Company irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (e) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (e) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit and defeasance had not occurred, which Opinion of Counsel, in the case of a deposit and defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (i) above, shall be based on either (A) a ruling to such effect that the Company has received from, or that has been published by, the Internal Revenue Service or (B) a change in the applicable federal income tax law, occurring after the date of the applicable Indenture, to such effect. In the event the Company omits to comply with its remaining obligations under such Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments. (Article Thirteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Article Fifteen of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

     "Senior Debt" is defined to mean the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Subordinated Debt Securities whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Company is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Debt.

     The Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such indebtedness and the terms of the offered Subordinated Debt Securities would rank senior to or pari passu with such Subordinated Debt Securities and any limitation on the issuance of additional senior or pari passu indebtedness. The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEES

     The Company and certain of its subsidiaries in the ordinary course of business maintain general banking relations with The Bank of New York. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Subordinated Indenture, The Bank of New York may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following descriptions and the descriptions contained in "Description of Preferred Shares" and "Description of Common Shares" do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust"); and (ii) its Bylaws, which documents are exhibits to this Registration Statement.

     For the Company to qualify as a REIT under the Code, not more than 50% of the value of the outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

     The Declaration of Trust authorizes the issuance of up to 102,000,000 shares, consisting of 50,000,000 common shares of beneficial interest, $.04 par value per share ("Common Shares"), 1,000,000 preferred shares of beneficial interest, no par value per share ("Preferred Shares"), and 51,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares").

DESCRIPTION OF PREFERRED SHARES

     The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Declaration of Trust and the articles supplementary relating to each series of the Preferred Shares (the "Articles Supplementary"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Shares.

     The Declaration of Trust authorizes the issuance of 1,000,000 Preferred Shares. No Preferred Shares are outstanding as of the date of this Prospectus. The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of Common Shares. The Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued Preferred Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Shares.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Shares. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Shares in respect of which this Prospectus is being delivered: (1) the title of such Preferred Shares and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Shares will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions; (8) any listing of such Preferred Shares on any securities exchange; (9) a discussion of federal income tax considerations applicable to such Preferred Shares; (10) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (11) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

  General

     The Preferred Shares offered hereby will be issued in one or more series. The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Shares will actually trade on or after the date of issuance.

  Rank

     The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, rank prior to the Common Shares and Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Shares and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Preferred Shares shall be junior to all outstanding debt of the Company. The Preferred Shares shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Declaration of Trust.

  Dividends

     Holders of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of assets of the Company legally available for payment, dividends, or distributions in cash, property or other assets of the Company or in Securities of the Company or from any other source as the Board of Trustees in their discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the books of the Company on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Trustees (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Shares are noncumulative and if the Board of

Trustees fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Shares will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. If dividends of a series of Preferred Shares are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be declared or paid or set apart for payment on Preferred Shares of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Shares offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Shares and any other Preferred Shares of the Company ranking on a parity as to dividends with the Preferred Shares, dividends upon such Preferred Shares and dividends on such other Preferred Shares ranking on a parity with the Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on such Preferred Shares and such other Preferred Shares ranking on a parity with the Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Shares, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Shares which may be in arrears. Unless full dividends on the series of Preferred Shares offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Shares or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Shares and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

  Redemption

     The terms, if any, on which Preferred Shares of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

  Liquidation

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Shares will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Shares, Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) or any Junior Stock on liquidation, dissolution or winding up of the Company, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus

Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Shares are cumulative). If the amounts available for distribution with respect to the Preferred Shares and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Shares and Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Shares may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

  Voting

     The Preferred Shares of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Shares then outstanding (voting separately as a class together with any Parity Stock), the Company may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Shares, (ii) increase or decrease the par value of the shares of holders of such class, or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.

  No Other Rights

     The shares of a series of Preferred Shares will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Declaration of Trust and in the applicable Articles Supplementary or as otherwise required by law.

  Transfer Agent and Registrar

     The transfer agent for each series of Preferred Shares will be described in the related Prospectus Supplement.

  Restrictions on Ownership

     As discussed below, for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust contains, and the Articles Supplementary for each series of Preferred Shares may contain, provisions restricting the ownership and transfer of the Preferred Shares.

     In order to prevent any Company shareholder from owning shares in an amount which would cause more than 50% of the value of the outstanding shares of the Company to be held by five or fewer individuals, the Declaration of Trust contains a limitation that restricts shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series (the "Preferred Shares Beneficial Ownership Limit"). The attribution rules which apply for purposes of the Common Shares Beneficial Ownership Limit (as defined below) also apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "Descrip-tion of Common Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Holders of Preferred Shares are also subject to the Constructive Ownership Limit (as defined below in "Description of Common Shares -- Restrictions on Ownership"), which restricts them from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series. The attribution rules which apply for purposes of the Constructive Ownership Limit differ from those that apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "Description of Common Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Constructive Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Preferred Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Preferred Shares. In addition, Preferred Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by the Company. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by the Company of the automatic exchange for Excess Shares shall be repaid to the Company upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Preferred Shares of the same class as the Preferred Shares which were originally exchanged for such Excess Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Preferred Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to the Company. The Declaration of Trust provides that the Company may purchase any Excess Shares that have been automatically exchanged for Preferred Shares as a result of a purported transfer or other event. The price at which the Company may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Preferred Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Preferred Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. The Company's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if the Company did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees may exempt certain persons from the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit if evidence satisfactory to the trustees is presented showing that such exemption will not jeopardize the Company's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Preferred Shares of any series must give a written notice to the Company containing the information specified in the Declaration of Trust by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock. If so indicated in a Prospectus Supplement, the terms of any series of Depositary Shares may differ from the terms set forth herein.

  General

     The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Shares, rather than full Preferred Shares. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares, will be issued as described below.

     The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the rights and preferences of the Preferred Shares represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

  Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

  Withdrawal of Preferred Stock

     Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares or otherwise), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the class or series of Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares thereof. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  Redemption of Depositary Shares

     If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Company redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

  Voting the Preferred Shares

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Shares to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Shares.

  Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

  Charges of Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and issuance of Depositary Receipts, all withdrawals of Preferred Shares by owners of Depositary Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  Resignation and Removal of Depositary

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

  Restrictions on Ownership

     In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement or the Declaration of Trust will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement.

  Miscellaneous

     The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Shares.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

     As of August 1, 1995, 24,238,937 Common Shares were issued and outstanding and no Preferred Shares or Excess Shares are issued and outstanding. The Common Shares of the Company are listed on the New York Stock Exchange under the symbol "VNO".

     The holders of Common Shares are entitled to receive dividends when, if and as declared by the Board of Trustees of the Company out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by stockholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

     The Common Shares have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are, and any Common Shares offered by a Prospectus Supplement, upon issuance, will be, fully paid and non-assessable.

     The transfer agent for the Common Shares is First Fidelity Bank, N.A., New Jersey.

  Restrictions on Ownership

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any Company shareholder from owning shares in an amount which would cause more than 50% in value of the outstanding shares of the Company to be owned by five or fewer individuals, the Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, more than 2.0% of the Common Shares immediately after the merger of Vornado, Inc. into the Company in May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 2.0% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of the Company would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by the Company, up to the percentage held by them immediately prior to such issuance.

     Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 1.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 3.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 1.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns 1.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 2.8% of the outstanding Common Shares. Shareholders are urged to consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

     Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by the Company. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by the Company of the automatic exchange for Excess Shares shall be repaid to the Company upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were ex-changed during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to the Company. The Declaration of Trust provides that the Company may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which the Company may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Common Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. The Company's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if the Company did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees of the Company may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 2.0% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize the Company's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Common Shares must give a written notice to the Company containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The ownership restrictions described above may have the effect of precluding acquisition of control of the Company unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of the Company.

                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue Debt Warrants to purchase Debt Securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. The Debt Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered pursuant thereto. If so indicated in a Prospectus Supplement, the terms of any Debt Warrants may differ from the terms set forth below.

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of (or premium, if any), or interest, if any, on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of material federal income tax considerations, if any; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

     Each Debt Warrant will entitle the holder of such Debt Warrant to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the expiration date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Debt Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the taxation of the Company and the material federal income tax consequences to holders of the Securities is for general information only, and is not tax advice. The summary sets forth the opinion of Sullivan & Cromwell, special federal income tax counsel to the Company, as to the material federal income tax consequences to holders of the Securities. The tax treatment of a holder of Securities will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

  General

     The Company believes that, commencing with its taxable year ending December 31, 1993, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Code. The Company intends to continue to qualify to be taxed as a REIT, but no assurance of continued qualification can be given.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, the Company generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that the Company shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of the Company's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

  Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company has satisfied condition (5) and believes that it has also satisfied condition (6). In addition, the Company's Amended and Restated Declaration of Trust provides for restrictions regarding the ownership and transfer of the Company's shares of beneficial interest, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to the Common Shares are described above under the headings "Description of Shares of Beneficial Interest--Description of Preferred Shares--Restrictions on Ownership" and "Description of Shares of Beneficial Interest--Description of Common Shares-Restrictions on Ownership."

     The Company owns and operates a number of properties through wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of the Company. The Company believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of any partnership in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property"--which term generally includes expenses of the Company that are paid or reimbursed by tenants--and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not charge rent for any property to a Related Party Tenant, and the Company does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services for certain of its tenants. The Company does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property."

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) real estate assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest, (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company and (iii) stock issued by another REIT), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     Since March 2, 1995, the Company has owned more than 10% of the voting securities of Alexander's and the value of such securities may represent more than 5% of the value of the total assets of the Company. The Company's ownership interest in Alexander's will not cause the Company to fail to satisfy the asset tests for REIT status so long as Alexander's qualifies as a REIT. The Company believes that Alexander's will so qualify commencing with its taxable year beginning January 1, 1995.

     In order to ensure compliance with the 95% gross income test described above, the Company transferred certain contract rights and obligations to VMC, a New Jersey corporation, in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). The Company's ownership of the Nonvoting Stock entitles it to 95% of the dividends paid by VMC. The Company does not believe that its ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described in the second preceding paragraph.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to satisfy the annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF DEBT SECURITIES

     As used herein, the term "U.S. Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States Federal income taxation on a net income basis in respect of the Debt Security and "U.S. Alien Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust which is not subject to United States Federal income tax on a net income basis in respect of income or gain from the Debt Security.

  U.S. Holders

     Payments of Interest. Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

     Purchase, Sale and Retirement of the Debt Securities. A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (including, in the case of a Debt Security acquired through the exercise of a Debt Warrant, both the cost of the Debt Warrant and the amount paid on exercise of the Debt Warrant). A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

  U.S. Alien Holders

     This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest by the Company or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a U.S. Alien Holder of a Debt Security will not be subject to United States Federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

          (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States Federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual's death.

  Information Reporting and Backup Withholding

     U.S. Holders. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     U.S. Alien Holders. Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest made by the Company or a paying agent to a U.S. Alien Holder on a Debt Security if the certification described in clause (i)(c) under "U.S. Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person.

     Payments of the proceeds from the sale by a U.S. Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Securities that are issued at a discount or premium or as a unit with other Securities, have a maturity of one year or less, provide for conversion rights, contingent payments, early redemption or payments that are denominated in or determined by reference to a currency other than the U.S. dollar or otherwise subject to special United States Federal income tax rules.

TAXATION OF HOLDERS OF DEBT WARRANTS

  Sale or Expiration

     Generally, a holder of a Debt Warrant will recognize gain or loss upon the sale or other disposition of a Debt Warrant in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in the Debt Warrant. A holder of a Debt Warrant that expires unexercised will generally recognize loss in an amount equal to such holder's tax basis in the Debt Warrant. Gain or loss resulting from the sale, other disposition or expiration of a Debt Warrant will generally be capital gain or loss and will be long-term if the Debt Warrant was held for more than one year.

  Exercise

     The exercise of a Debt Warrant with cash will not be a taxable event for the exercising holder. Such holder's basis in the Debt Securities received on exercise of the Debt Warrant will equal the sum of such holder's tax basis in the exercised Debt Warrant and the exercise price of the Debt Warrant. The holding period in a Debt Security received on exercise of a Debt Warrant will not include the period during which the Debt Warrant was held.

     The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Warrants that are issued as a unit with other Securities.

TAXATION OF HOLDERS OF COMMON SHARES OR PREFERRED SHARES

  U.S. Shareholders

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares ("Shares") who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Shares that will be treated as a dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital or capital gain dividends) generally will be treated as investment income for purposes of computing the investment interest deduction limitation. Gain arising from the sale or other disposition of Shares, however, will not be treated as investment income unless the U.S. Shareholder elects to reduce the amount of his total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to the Shares.

     Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholders as a capital asset, and will be long-term gain or loss if such Shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

     BACKUP WITHHOLDING. The Company will report to its U.S. Shareholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholdings rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     TAXATION OF TAX-EXEMPT SHAREHOLDERS. Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds the Common Shares as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Shares with borrowed funds, some or all of its dividends will be subject to tax.

  Non-U.S. Shareholders

     The rules governing United States federal income taxation of the ownership and dispositions of Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders are urged to consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

     DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury regulations, which are not currently in effect, however, a Non-U.S. Shareholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

     Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distributions as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability. Also, such distribution may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above.

     SALE OF STOCK. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Shares generally will not be subject to United States taxation unless the Shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Shares will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. Notwithstanding the foregoing, gain from the sale or exchange of Shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax in the amount of such individual's gain.

     If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of Shares would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholder's interest in the Company. If gain on the sale or exchange of Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Shares by or through a foreign office of a broker that (a) is a U.S. person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States Federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalties of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     ESTATE TAX. Shares owned by an individual who is not a citizen or resident of the United States (as determined for purposes of U.S. Federal estate tax law) at the time of death will generally be includible in such individual's gross estate for federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     If so indicated in the related Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit agreements by certain institutions to purchase the Securities from the Company at the public offering price set forth in the related Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions, with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to Underwriters, the Company shall have sold to such Underwriters such amount specified in the applicable Prospectus Supplement.

     Any Securities issued hereunder (other than Common Shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related consolidated financial statement schedules of Alexander's, Inc. and the financial statements of Kings Plaza Shopping Center and Marina incorporated in this Prospectus by reference from the Annual Report on Form 10-K/A of Alexander's, Inc. for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

     The validity of any Debt Securities or Debt Warrants issued hereunder will be passed upon for the Company by Sullivan & Cromwell, New York, New York, counsel to the Company, and the validity of any Preferred Shares, Depositary Shares or Common Shares issued hereunder will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, counsel to the Company. The validity of any Securities issued hereunder will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

           =========================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                              PAGE
                                              -----
Prospectus Supplement Summary..............     S-3
The Company................................     S-6
The Mendik Transaction.....................     S-9
Use of Proceeds............................    S-12
Consolidated Ratio of Earnings To Combined
  Fixed Charges and Preferred Share
  Dividend Requirements....................    S-13
Capitalization.............................    S-14
Price Range of the Common Shares and
  Distributions............................    S-15
Selected Consolidated Financial Data.......    S-16
Condensed Consolidated Pro Forma Financial
  Information..............................    S-18
Description of Series A Preferred Shares...    S-22
Certain Federal Income Tax
  Considerations...........................    S-28
Underwriting...............................    S-31
Available Information......................    S-32
Validity of the Series A Preferred
  Shares...................................    S-32
Experts....................................    S-32
                PROSPECTUS
Available Information......................       2
Incorporation of Certain Documents by
  Reference................................       2
Risk Factors...............................       3
The Company................................       7
Use of Proceeds............................       8
Consolidated Ratios of Earnings to Fixed
  Charges and Combined Fixed Charges and
  Preferred Share Dividend Requirements....       8
Description of Debt Securities.............       9
Description of Shares of Beneficial
  Interest.................................      18
Description of Debt Warrants...............      28
Federal Income Tax Considerations..........      29
Plan of Distribution.......................      40
Experts....................................      41
Validity of the Securities.................      41

           =========================================================

           =========================================================
                                4,500,000 SHARES

                                  VORNADO LOGO
                              SERIES A CONVERTIBLE
                              PREFERRED SHARES OF
                              BENEFICIAL INTEREST
                   (LIQUIDATION PREFERENCE $50.00 PER SHARE)
                               ------------------

                             PROSPECTUS SUPPLEMENT

                               ------------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                 UBS SECURITIES
           =========================================================